Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 17, 2016

among

LUMBER LIQUIDATORS, INC.,
as the Lead Borrower

For

The Borrowers Named Herein

The Guarantors Named Herein

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent
and

The Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

As Joint Lead Arrangers and Joint Bookrunners

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agent

(i)

5.04	Binding Effect	84
5.05	Financial Statements; No Material Adverse Effect	84
5.06	Litigation	85
5.07	No Default	85
5.08	Ownership of Property; Liens	85
5.09	Environmental Compliance	85
5.10	Insurance	86
5.11	Taxes	86
5.12	ERISA Compliance	86
5.13	Subsidiaries; Equity Interests	87
5.14	Margin Regulations; Investment Company Act	87
5.15	Disclosure	88
5.16	Compliance with Laws	88
5.17	Intellectual Property; Licenses, Etc.	88
5.18	Labor Matters	89
5.19	Security Documents	89
5.20	Solvency	90
5.21	Deposit Accounts; Credit Card Arrangements	90
5.22	Brokers	90
5.23	Customer and Trade Relations	90
5.24	Material Contracts	90
5.25	Casualty	90
5.26	EEA Financial Institution	91

ARTICLE VI AFFIRMATIVE COVENANTS		91

6.01	Financial Statements	91
6.02	Certificates; Other Information	92
6.03	Notices	93
6.04	Payment of Obligations	94
6.05	Preservation of Existence, Etc.	94
6.06	Maintenance of Properties	94
6.07	Maintenance of Insurance	94
6.08	Compliance with Laws	96
6.09	Books and Records; Accountants	96
6.10	Inspection Rights	96
6.11	Additional Loan Parties	97
6.12	Cash Management	98
6.13	Information Regarding the Collateral	99
6.14	Reserved	100
6.15	Environmental Laws.	100
6.16	Further Assurances	100
6.17	Compliance with Terms of Leaseholds	101
6.18	Material Contracts	101

ARTICLE VII NEGATIVE COVENANTS		101

7.01	Liens	101
7.02	Investments	101
7.03	Indebtedness; Disqualified Stock; Equity Issuances	101
7.04	Fundamental Changes	102
7.05	Dispositions	102
7.06	Restricted Payments	102

(ii)

7.07	Prepayments of Indebtedness	103
7.08	Change in Nature of Business	103
7.09	Transactions with Affiliates	104
7.10	Burdensome Agreements	104
7.11	Use of Proceeds	105
7.12	Amendment of Material Documents	105
7.13	Fiscal Year	105
7.14	Deposit Accounts; Credit Card Processors	105
7.15	Consolidated Fixed Charge Coverage Ratio	105

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		105

8.01	Events of Default	105
8.02	Remedies Upon Event of Default	108
8.03	Application of Funds	109

ARTICLE IX THE AGENT		110

9.01	Appointment and Authority	110
9.02	Rights as a Lender	111
9.03	Exculpatory Provisions	111
9.04	Reliance by Agent	112
9.05	Delegation of Duties	112
9.06	Resignation of Agent	112
9.07	Non-Reliance on Agent and Other Lenders	113
9.08	No Other Duties, Etc.	113
9.09	Agent May File Proofs of Claim	113
9.10	Collateral and Guaranty Matters	114
9.11	Notice of Transfer	114
9.12	Reports and Financial Statements	114
9.13	Agency for Perfection	115
9.14	Indemnification of Agent	116
9.15	Relation among Lenders	116

ARTICLE X MISCELLANEOUS		116

10.01	Amendments, Etc.	116
10.02	Notices; Effectiveness; Electronic Communications	118
10.03	No Waiver; Cumulative Remedies	119
10.04	Expenses; Indemnity; Damage Waiver	120
10.05	Payments Set Aside	121
10.06	Successors and Assigns	121
10.07	Treatment of Certain Information; Confidentiality	125
10.08	Right of Setoff	126
10.09	Interest Rate Limitation	126
10.10	Counterparts; Integration; Effectiveness	126
10.11	Survival	127
10.12	Severability	127
10.13	Replacement of Lenders	127
10.14	Governing Law; Jurisdiction; Etc.	128
10.15	Waiver of Jury Trial	129
10.16	No Advisory or Fiduciary Responsibility	129
10.17	USA PATRIOT Act Notice	130
10.18	Foreign Asset Control Regulations	130

(iii)

10.19	Time of the Essence	130
10.20	Reserved	130
10.21	Press Releases	130
10.22	Additional Waivers	131
10.23	No Strict Construction	132
10.24	Attachments	132
10.25	Electronic Execution of Assignments and Certain Other Documents	132
10.26	Keepwell	132
10.27	Conflict of Terms	133
10.28	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	133

SIGNATURES		S-134, 137, 138

(iv)

SCHEDULES

1.01	Borrowers
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
4.01(a)(ix)	Loan Documents
5.01	Loan Parties Organizational Information
5.06	Litigation
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.18	Collective Bargaining Agreements
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.24	Material Contracts
6.02	Financial and Collateral Reporting
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Affiliate Transactions
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Swing Line Loan Notice
B	Note
C	Compliance Certificate
D	Borrowing Base Certificate
E	Assignment and Assumption

(v)

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of August 17, 2016, among

LUMBER LIQUIDATORS, INC., a Delaware corporation (the “Lead Borrower”),

the Persons named on Schedule 1.01 hereto (collectively, the “Borrowers”),

the Guarantors party hereto,

each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”),

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent.

WHEREAS, the Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

WHEREAS, the Borrowers, the Guarantors, the Agent and certain Lenders are party to that certain Second Amended and Restated Credit Agreement dated as of April 24, 2015 (as amended and in effect, the “Existing Credit Agreement”); and

WHEREAS, the Borrowers, the Guarantors, the Lenders, and the Agent desire to amend and restate the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Document of Title” means, with respect to any Inventory, a waybill or Document (as defined in the UCC) that (a) is issued by a common carrier which is not an Affiliate of the foreign vendor or any Loan Party which is in actual possession of such Inventory, (b) is issued to the order of a Borrower or, while a Default or Event of Default exists, if so requested by the Agent, to the order of the Agent, (c) is not subject to any Lien (other than in favor of the Agent and Permitted Encumbrances), and (d) the Agent has not notified the Lead Borrower that such waybill or Document is not in form and content reasonably acceptable to the Agent.

“ACH” means automated clearing house transfers.

“Accommodation Payment” as defined in Section 10.22(c).

1

“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store locations of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Act” shall have the meaning provided in Section 10.17.

“Additional Commitment Lender” shall have the meaning provided in Section 2.15(c).

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to the LIBOR Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Adjusted LIBOR Rate will be adjusted automatically as to all LIBOR Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each Fiscal Quarter, commencing October 1, 2016.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iv) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person. For the avoidance of doubt, Banc of America Merchant Services, LLC shall at all times be deemed to be an Affiliate of Bank of America.

“Agent” means Bank of America in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor thereto.

“Agent’s Office” means the Agent’s address set forth on Schedule 10.02, or such other address as the Agent may from time to time notify the Lead Borrower and the Lenders.

“Aggregate Commitments” means the sum of the Commitments of all the Lenders. As of the Third Restatement Date, the Aggregate Commitments are $150,000,000.

“Agreement” means this Third Amended and Restated Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.22(c).

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a)          From and after the Third Restatement Date until the first Adjustment Date, the percentages set forth in Level I of the pricing grid below; and

2

(b)          From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Availability as of the Fiscal Quarter ended immediately preceding such Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, the Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level II which shall apply for so long as such Event of Default is continuing (even if the Average Daily Availability requirements for a different Level have been met); provided further if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable (to the extent not already paid) on demand.

Level	Average Daily Availability	LIBOR Margin	Base Rate Margin
I	Greater than 40% of the Loan Cap	1.50%	0.50%
II	Less than or equal to 40% of the Loan Cap	1.75%	0.75%

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment provided in Section 2.16. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, at any time of calculation, (a) with respect to Commercial Letters of Credit, a per annum rate equal to fifty percent (50%) of the Applicable Margin for Loans which are LIBOR Rate Loans, and (b) with respect to Standby Letters of Credit, a per annum rate equal to the Applicable Margin for Loans which are LIBOR Rate Loans.

“Appraised Value” means (a) with respect to Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Inventory as set forth in the inventory stock ledger of the Borrowers, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent, and (b) with respect to Real Estate, the fair market value of Real Estate as set forth in the most recent appraisal of Real Estate as determined from time to time by an independent appraiser engaged by the Agent, which appraisal shall assume, among other things, a marketing time of not greater than eighteen (18) months or less than three (3) months.

3

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Arrangers” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Bank, National Association, in their capacities as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation (other than a Capital Lease Obligation), the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2015, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Parent and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.03(b)(iii).

“Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:

(a)          The Loan Cap

Minus

(b)          The Total Outstandings.

“Availability Period” means the period from and including the Third Restatement Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the Aggregate Commitments and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

4

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral included in the Borrowing Base, (b) to reflect claims and liabilities that the Agent determines in its Permitted Discretion will need to be satisfied in connection with the realization upon the Collateral included in the Borrowing Base, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on (without duplication): (i) rent; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges due and owing by a Borrower but unpaid, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Agent in the Collateral; (iv) salaries, wages and benefits due and owing to employees of any Borrower but unpaid, (v) Customer Credit Liabilities, (vi) customer deposits, (viii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (viii) unpaid warehousemen’s or bailee’s charges due and owing by any Borrower relating to Inventory of any Borrower and other Permitted Encumbrances which may have priority over the interests of the Agent in the Collateral, (ix) Cash Management Reserves, (x) Bank Products Reserves, and (xi) Realty Reserves.

“Average Daily Availability” shall mean, as of any date of determination thereof, the average daily Availability for the immediately preceding Fiscal Quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Products” means any services of facilities provided to any Loan Party by the Agent, any Lender, or any of their respective Affiliates, including, without limitation, on account of (a) Swap Contracts and (b) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases), but excluding Cash Management Services.

“Bank Product Reserves” means such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Basel III” means the set of reform measures designed to improve the regulation, supervision and risk management within the banking sector, as developed by the Basel Committee on Banking Supervision.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the LIBOR Rate for a one month interest period as determined on such day, plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in Bank of America’s prime rate, the Federal Funds Rate or the LIBOR Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

5

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)          the face amount of Eligible Credit Card Receivables multiplied by 90%;

plus

(b)          the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by 90% multiplied by the Appraised Value of Eligible Inventory;

Plus

(c)          the lesser of (i) $20,000,000 or (ii) the Real Estate Advance Rate multiplied by the Appraised Value of Eligible Real Estate;

minus

(d)          the then amount of all Availability Reserves;

provided that, in no event shall the amounts available to be borrowed under clause (c) above exceed twenty-five (25%) of the Borrowing Base (as calculated without giving effect to clause (c)).

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit D hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period. For purposes of this definition, the purchase price of Equipment that is purchased substantially contemporaneously with the trade-in or sale of similar Equipment or with insurance proceeds therefrom shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted to such Person for the Equipment being traded in by the seller of such new Equipment, the proceeds of such sale or the amount of the insurance proceeds, as the case may be.

6

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CARB Settlement Agreement” means that certain settlement agreement by and among the Loan Parties and certain of their Affiliates and the California Air Resources Board dated March, 2016, as amended.

“Cash Collateral Account” means a non-interest bearing account established by one or more of the Loan Parties with Bank of America, and in the name of, the Agent (or as the Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Agent, in which deposits are required to be made in accordance with Section 2.03(g) or 8.02(c).

“Cash Collateralize” means to deposit in the Cash Collateral Account or to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Agent, the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect thereof (as the context may require), L/C Obligations, cash or deposit account balances or, if the Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Specified Event of Default, or (ii) the failure of the Borrowers to maintain Availability for three (3) or more consecutive Business Days of at least the greater of (x) 10% of the Loan Cap or (y) $15,000,000. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Specified Event of Default is continuing hereunder, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded the greater of (x) 10% of the Loan Cap or (y) $15,000,000 for sixty (60) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if a Specified Event of Default is no longer continuing and/or Availability exceeds the required amount for sixty (60) consecutive days) at all times after a Cash Dominion Event has occurred and been discontinued on four (4) occasions after the Third Restatement Date. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Management Reserves” means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services provided to any Loan Party by the Agent or any Lender or any of their respective Affiliates, including, without limitation, (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit card processing services, and (d) credit or debit cards and purchase cards.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

7

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)          during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)          any “change in control” or similar event as defined in any Organizational Document of any Loan Party or in any Material Contract, or any document governing Material Indebtedness of any Loan Party; or

(d)          the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than the Liens in favor of the Agent and Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents.

8

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, and/or (b) a landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require.

“Collection Account” has the meaning provided in Section 6.12(c).

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commitment Fee Percentage” means 0.25% per annum.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a Conversion of Committed Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

9

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Parent and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) costs, fees and expenses incurred in connection with the Loan Documents and other transactions occurring on or about the Third Restatement Date and the Existing Credit Agreement and other transactions occurring on or about the Second Restatement Date, (vi) impairment charges and asset write-offs pursuant to GAAP and any non-cash stock compensation expenses, (vii) non-cash or non-recurring cash charges, losses or costs (including fines, penalties or settlement costs) incurred or paid during such period relating to the litigation disclosed on Schedule 5.06, including, without limitation, the CARB Settlement Agreement, the CPSC Settlement Agreement, the securities litigation, the derivative litigation, the multi-district products liability litigation and the litigation relating to abrasion claims or any and all litigation filed against the Loan Parties or their Affiliates with respect to the subject of the March 1, 2015 60 Minutes report on the Lead Borrower and its business (and any subsequent media reports with respect to the subject of such 60 Minutes report), to the extent disclosed to the Agent in writing on or before July 28, 2016, including, without limitation, all legal expenses incurred during such period and owing to outside legal counsel in connection therewith, and all costs and expenses incurred or paid during such period relating to the formaldehyde testing and remediation process implemented by Parent and its Subsidiaries, provided that any cash charges, losses, costs or other amounts included in this clause (vii) shall not exceed the amount of $30,000,000 in the aggregate for all periods (excluding, for the avoidance of doubt, the periods ending September 30, 2015, December 31, 2015, March 31, 2016 and June 30, 2016), and (viii) other non-cash restructuring, severance and integration charges reducing such Consolidated Net Income (provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period with cash, payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent in such future period) (in each case of or by the Parent and its Subsidiaries for such Measurement Period), minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Parent and its Subsidiaries for such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP.

Notwithstanding the foregoing, Consolidated EBITDA for the Parent and its Subsidiaries will be deemed to equal (i) $(2,751,594) for the period ending September 30, 2015, (ii) $2,150,666 for the period ending December 31, 2015, (iii) $(5,586,769) for the period ending March 31, 2016, and (iv) $(6,003,555) for the period ending June 30, 2016.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures made during such period, minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period (net of Federal, state, local and foreign income tax refunds received during such period) (but not less than zero) to (b) the sum of Debt Service Charges, in each case, of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP minus (c) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period), in each case of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

10

“Consolidated Net Income” means, as of any date of determination, the net income of the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of any Subsidiary during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to the Parent during such period, (c) the income (or loss) of such Subsidiary during such Measurement Period and accrued prior to the date it becomes a Subsidiary of the Parent or any of its Subsidiaries or is merged into or consolidated with the Parent or any of its Subsidiaries or that Person’s assets are acquired by the Parent or any of its Subsidiaries, and (d) the income of any direct or indirect Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Parent’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning provided in Section 6.12(b)(ii).

“Controlled Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Deposit Account Control Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Committed Loans of one Type into Committed Loans of the other Type.

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Agent, which practices are in effect on the Third Restatement Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Covenant Compliance Event” means that Availability at any time is less than the greater of (i) 10% of the Loan Cap or (ii) $15,000,000. For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing until Availability has exceeded the greater of (i) 10% of the Loan Cap or (ii) $15,000,000 for thirty (30) consecutive days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Covenant Compliance as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

11

“CPSC Settlement Agreement” means that certain settlement agreement between the Parent and the Consumer Products Safety Commission dated June 15, 2016, as amended.

“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Synchrony Financial, Synchrony Canada and Novus Services, Inc. and other issuers approved by the Agent.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer, including, without limitation, PayPal.

“Credit Card Notifications” has the meaning provided in Section 6.13(b)(i).

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) the L/C Issuer, (iv) the Arrangers, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

12

“Credit Party Expenses” means (a) all reasonable and documented out-of-pocket expenses incurred by the Agent, the Arrangers and their respective Affiliates in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable and documented fees, charges and disbursements of (A) counsel for the Agent and the Arrangers (limited to not more than one primary counsel and necessary local counsel (limited to one local counsel per jurisdiction)), (B) outside consultants for the Agent, (C) appraisers, (D) commercial finance examiners, (E) all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, and (F) environmental site assessments, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (iii) all customary fees and charges (as adjusted from time to time) of the Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, and (b) with respect to the L/C Issuer, and its Affiliates, all reasonable and documented out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable and documented out-of-pocket expenses incurred by the Credit Parties who are not the Agent, the Arrangers, the L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel); provided that the Credit Party Expenses set forth in clauses (a)(i)(B) though (a)(i)(D) shall be subject to Sections 6.10(b) and (c).

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Borrowers.

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Agent among a Borrower, a customs broker, freight forwarder, consolidator, or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator, or carrier acknowledges that it has control over and holds the bill of lading or other documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent in accordance with the terms of the applicable Customs Broker/Carrier Agreement, to hold and dispose of the subject Inventory solely as directed by the Agent.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA (other than Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any such DDA.

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges paid or required to be paid for such Measurement Period, plus (b) scheduled principal payments made or required to be made on account of Indebtedness (excluding the Obligations and any Synthetic Lease Obligations but including, without limitation, Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

13

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Lead Borrower, the Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Agent or the Lead Borrower, to confirm in writing to the Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Lead Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Default Rate” means (a) when used with respect to Loans, an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Standby Letters of Credit or Commercial Letters of Credit, as applicable, plus two percent (2%) per annum, and (c) with respect to all other Obligations, an interest rate equal to the Base Rate, plus the then Applicable Margin, plus two percent (2%) per annum.

“Deposit Account Control Agreement” has the meaning specified in the Security Agreement.

“Disclosed Internal Control Event” the Internal Control Event disclosed in the Parent’s form 10-Q dated May 10, 2016 related to the design and operating effectiveness of its information technology general controls for its enterprise resource planning system.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, of any property (including, without limitation, any Equity Interests other than Equity Interests of the Parent) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lender” means any bank, financial institution or other Person or any competitor of Parent and its Subsidiaries, in each case as identified in writing by the Lead Borrower to the Agent prior to the Closing Date and thereafter, any such other Person identified in writing by the Lead Borrower to the Agent and approved by the Agent and any Person known by the Agent to be an Affiliate of such Person.

14

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature; provided, however, that only the portion of such Equity Interest which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural Person) satisfying the requirements of Section 10.06(b) hereof; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Disqualified Lender, or a Loan Party or any of their respective Affiliates or Subsidiaries.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Issuer or Credit Card Processor, and in each case is originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (i) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication of any Reserve or any of clauses (a) through (i) below or otherwise, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

15

(a)          Credit Card Receivables which do not constitute an “account” or “payment intangible” (as defined in the UCC);

(b)          Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)          Credit Card Receivables (i) that are not subject to a perfected first-priority security interest in favor of the Agent pursuant to the Security Documents (other than Permitted Encumbrances not having priority over, or that are pari passu with, the Lien of the Agent under applicable Law), or (ii) with respect to which a Borrower does not have good and valid title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents and other Permitted Encumbrances not having priority over, or that are pari passu with, the Lien of the Agent under applicable Law);

(d)          Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (but only to the extent of such claim, counterclaim, offset or chargeback);

(e)          Credit Card Receivables as to which a Credit Card Issuer or a Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(f)          Credit Card Receivables due from a Credit Card Issuer or a Credit Card Processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g)           Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or a Credit Card Processor with respect thereto;

(h)          Credit Card Receivables which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables; or

(i)          Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a)          Which has been shipped from a foreign location for receipt by a Borrower, but which has not yet been delivered to such Borrower, which In-Transit Inventory has been in transit for forty-five (45) days or less from the date of shipment of such Inventory;

16

(b)          For which the purchase order is in the name of a Borrower and title and risk of loss has passed to such Borrower;

(c)          For which an Acceptable Document of Title has been issued, and in each case as to which the Agent has possession or control (as defined in the UCC) to the extent applicable under the UCC over the bills of lading and other documents of title which evidence ownership of the subject Inventory pursuant to a Customs Broker/Carrier Agreement;

(d)          Which is insured by marine cargo insurance and other insurance in accordance with the provisions of this Agreement;

(e)          For which payment of the purchase price has been made by the Borrower or the purchase price is supported by a Commercial Letter of Credit; and

(f)          Which otherwise would constitute Eligible Inventory if located in the United States;

provided that the Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent reasonably determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or the Agent determines in its Permitted Discretion is reasonably anticipated to arise which may otherwise materially and adversely impact the value of such Inventory or the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (x) Eligible In-Transit Inventory, and (y) items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrowers’ business deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Agent, (i) complies in all material respects with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and (ii) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a)          Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents and other Permitted Encumbrances not having priority over, or that are pari passu with, the Lien of the Agent under applicable Law);

(b)          Inventory that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Loan Party;

(c)          Inventory (other than Eligible In-Transit Inventory) that is not located in the United States of America (excluding territories or possessions of the United States) at a location that is owned or leased by a Loan Party, except (i) Inventory in transit between such owned or leased locations, (ii) to the extent that the Borrowers have furnished the Agent with (A) any UCC financing statements or other documents that the Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location, or (iii) with respect to which Agent has established an Availability Reserve or an Inventory Reserve in its Permitted Discretion;

17

(d)          Inventory that is located in a distribution center leased by a Borrower unless the applicable lessor has delivered to the Agent a Collateral Access Agreement or the Agent has established an Availability Reserve or Inventory Reserve in it Permitted Discretion with respect to such location;

(e)          Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, (v) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(f)          Inventory that is not subject to a perfected first-priority security interest in favor of the Agent (other than Permitted Encumbrances not having priority over or that are pari passu with, the Lien of the Agent under applicable Law);

(g)          Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(h)          Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit; or

(i)          Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Borrowers’ business, unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to the Agent and establishes Inventory Reserves (if applicable) therefor, and (B) such other due diligence as the Agent may require in its Permitted Discretion, including an updated Borrowing Base Certificate, with all of the results of the foregoing to be reasonably satisfactory to the Agent.

“Eligible Real Estate” means, as of any date of determination thereof, Real Estate which, except as otherwise agreed by the Agent, in its Permitted Discretion, satisfies all of the following conditions:

(a)          A Borrower owns such Real Estate in fee simple absolute;

(b)          The Agent shall have received evidence that all actions have been taken that the Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens (subject only to Permitted Encumbrances (other than Encumbrances securing Indebtedness) which have priority over the Lien of the Agent by operation of Law or otherwise reasonably acceptable to the Agent) on the property described in the Mortgages;

(c)          The Agent shall have received an appraisal of such Real Estate complying with the requirements of FIRREA by a third party appraiser reasonably acceptable to the Agent and otherwise in form and substance reasonably satisfactory to the Agent; and

(d)          The applicable Loan Party has executed and delivered to the Agent a Mortgage with respect to such Real Estate;

(e)          Such Real Estate is used by a Loan Party for offices or as a Store or distribution center;

18

(f)          As to any particular property, the Loan Party is in compliance in all material respects with the representations, warranties and covenants set forth in the Mortgage relating to such Real Estate;

(g) The Agent shall have received fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or marked-up title insurance commitments having the effect of a policy of title insurance) (the “Mortgage Policies”) in form and substance, with the endorsements reasonably required by the Agent (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Agent, issued, coinsured and reinsured (to the extent required by the Agent) by title insurers reasonably acceptable to the Agent, insuring the Mortgages to be valid first and subsisting Liens on the property or leasehold interests described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances having priority over the Lien of the Agent under Law or otherwise reasonably acceptable to the Agent;

(h)          The Agent shall have received American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Agent; provided that, with respect to any Eligible Real Estate included in the Borrowing Base as of the Third Restatement Date, such survey shall be delivered to the Agent on or within thirty (30) days following the Third Restatement Date;

(i)          The Agent shall have received a Phase I Environmental Site Assessment in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Agent, from an environmental consulting firm reasonably acceptable to the Agent, which report shall identify recognized environmental conditions and shall to the extent possible quantify any related costs and liabilities, associated with such conditions and the Agent shall be satisfied with the nature and amount of any such matters, and, if requested by the Agent after receipt of a Phase I Environmental Site Assessment, such further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I Environmental Site Assessment;

(j)          The applicable Loan Party shall have delivered to the Agent evidence of flood insurance naming the Agent as mortgagee if and to the extent required by the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect, which shall be reasonably satisfactory in form and substance to the Agent; and

(k)          The applicable Loan Party shall have delivered such other information and documents as may be reasonably requested by the Agent, including, without limitation, such as may be necessary to comply with FIRREA.

“Environmental Compliance Reserve” means, with respect to Eligible Real Estate, such reserves which the Agent, from time to time in its Permitted Discretion establishes for estimable amounts that are reasonably likely to be expended by any of the Loan Parties in order for such Loan Party and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws with respect to Eligible Real Estate, or (b) to correct any such non-compliance with Environmental Laws with respect to Eligible Real Estate or to provide for any Environmental Liability.

19

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

20

“Excluded Account” means any DDA now or hereafter owned by any Loan Party that is used solely by such Loan Party (a) as a payroll account so long as such payroll account is a zero balance account, (b) as a petty cash account so long as the aggregate amount on deposit in all petty cash accounts of the Loan Parties does not exceed $50,000 at any one time for all such DDAs combined, (c) commodity trading accounts or other brokerage accounts holding customary initial deposits and margin deposits securing obligations under Swap Contracts incurred in the ordinary course of business and not for speculative purposes, (d) to hold amounts required to be paid in connection with workers compensation claims, unemployment insurance, social security benefits and other similar forms of governmental insurance benefits, (e) to hold amounts which are required to be pledged or otherwise provided as security as required by law or pension requirement, or (f) as a withholding tax or fiduciary account.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary directly or indirectly owned by a CFC.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party under the Facility Guaranty of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.26 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Credit Agreement” has the meaning provided in the recitals hereto.

“Existing Letters of Credit” means the letters of credit issued under the Existing Credit Agreement, as more fully described on Schedule 2.03 hereto.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

21

“Facility Guaranty” means the Guaranty made as of the Second Restatement Date by the Guarantors in favor of the Agent and the other Credit Parties, in form reasonably satisfactory to the Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement, dated May 19, 2016, among the Lead Borrower, the Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve consecutive months ending on December 31 of any calendar year.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

22

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsement of checks, drafts and other items for the payment of money for collection or deposit, in either case, in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (a) the Parent and each Subsidiary of the Parent (other than (i) any Borrower, (ii) any Excluded Domestic Subsidiary and (iii) any CFC) existing on the Third Restatement Date, and (b) each other Subsidiary of the Parent that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Increase Effective Date” shall have the meaning provided therefor in Section 2.15(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

23

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)          net obligations of such Person under any Swap Contract;

(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)          Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse;

(f)          All Attributable Indebtedness of such Person;

(g)          all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)          all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and except to the extent such Person’s liability for such Indebtedness is otherwise limited under applicable Law. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” has the meaning given to such term in the Security Agreement.

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each calendar quarter and the Maturity Date.

24

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or Converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Lead Borrower in its Committed Loan Notice; provided that:

(i)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)        no Interest Period shall extend beyond the Maturity Date; and

(iv)        notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBOR Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Parent’s and/or its Subsidiaries’ internal controls over financial reporting.

“In-Transit Inventory” means Inventory of a Borrower which is in the possession of a common carrier and is in transit from a foreign vendor of a Borrower from a location outside of the United States to a location of a Borrower that is within the United States.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the salability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent reasonably determines will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a)          Obsolescence;

(b)          Seasonality;

25

(c)          Shrink;

(d)          Imbalance;

(e)          Change in Inventory character;

(f)          Change in Inventory composition;

(g)          Change in Inventory mix;

(h)          Mark-downs (both permanent and point of sale);

(i)          Retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j)          Out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Lacey Act DOJ Plea Agreement” means, collectively, (a) that certain Plea Agreement by and between Lead Borrower and the United States Department of Justice pursuant to which Lead Borrower agreed to plead guilty to one felony count for entry of goods by means of false statements and four misdemeanor due care counts under the Lacey Act which was executed on October 7, 2015 and approved by the United States District Court for the Eastern District of Virginia on October 22, 2015 and the final judgment related thereto which was entered on February 3, 2016, as amended and (b) that certain Complaint for Forfeitures In Rem and a Stipulation for Settlement and Joint Motion for Entry of Consent Order of Forfeiture which was entered by the court on January 7, 2016 and the final judgment related thereto which was entered on January 8, 2016, as amended.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

26

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” has the meaning specified in the introductory paragraph hereto.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Agent.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $20,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Commitments.

27

“LIBOR Borrowing” means a Committed Borrowing comprised of LIBOR Rate Loans.

“LIBOR Rate” means the per annum rate of interest (rounded up to the nearest 1/8th of 1% and in no event less than zero) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an Interest Period for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice.

“LIBOR Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBOR Rate.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Deposit Account Control Agreements, the Credit Card Notifications, the Security Documents, the Facility Guaranty, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Documents, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

28

“Material Contract” means (i) the CARB Settlement Agreement, but only for so long as any Loan Party owes more than $5,000,000 thereunder, (ii) the CPSC Settlement Agreement, but only for so long as any Loan Party owes more than $5,000,000 thereunder, (iii) each other settlement agreement or judgment entered into by the Loan Parties with respect to any litigation set forth on Schedule 5.06 hereof under which, as of any date of determination, any Loan Party owes more than $5,000,000 as of such date of determination, and (iv) each contract or agreement to which any Loan Party is a party involving aggregate consideration payable to or by such Loan Party of $5,000,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of business of the Loan Parties and other than contracts that by their terms may be terminated by the applicable Loan Party in the ordinary course of its business upon less than 60 days’ notice without penalty or premium).

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $5,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means August 17, 2021.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the Parent.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means each and every fee mortgage or deed of trust, security agreement and assignment by the Loan Party owning or holding the leasehold interest in the Real Estate encumbered thereby in favor of the Agent.

“Mortgage Policy” has the meaning specified in the definition of Eligible Real Estate.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Lead Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

29

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit B.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any Bank Product furnished to any of the Loan Parties and/or any of their Subsidiaries.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

30

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“Parent” means Lumber Liquidators Holdings, Inc., a Delaware corporation.

“Participant Register” has the meaning specified in Section 11.06(c).

“Payment Conditions” means, at the time of determination with respect to any Permitted Acquisition or prepayment of Indebtedness, that (a) no Default or Event of Default then exists or would arise as a result of entering into such Permitted Acquisition or the making of such prepayment, (b) either (x) (i) Availability on a pro forma basis and on a projected (on assumptions reasonably satisfactory to the Agent) basis for the six (6) month period following and after giving effect to such Permitted Acquisition or prepayment is greater than fifteen (15%) percent of the Loan Cap, and (ii) the Consolidated Fixed Charge Coverage Ratio, as calculated on a pro forma basis after giving effect to such Permitted Acquisition or prepayment for the immediately preceding Measurement Period is equal to or greater than 1.0:1.0, or (y) Availability on a pro forma basis and on a projected (on assumptions reasonably satisfactory to the Agent) basis for the six (6) month period following and after giving effect to such Permitted Acquisition or prepayment is greater than twenty-five (25%) percent of the Loan Cap. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Agent evidence of satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent; provided that the Borrowers shall not be required to deliver updated projections as set forth in clauses (b)(x)(i) or (y) above in the event that (A) on pro forma basis after giving effect to such Permitted Acquisition or prepayment of Indebtedness, as the case may be, and on a projected basis for the immediately succeeding six (6) month period thereafter, the average daily Total Outstandings are less than twenty (20%) percent of the Loan Cap, and (B) such Permitted Acquisition or prepayment of Indebtedness, as the case may be, is made with cash on hand of the Borrowers.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Lead Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

31

(a)          Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(b)          The Lead Borrower shall have furnished the Agent with fifteen (15) days’ (or such shorter period as the Agent shall agree) prior written notice of such intended Acquisition and shall have furnished the Agent with (i) a current draft of the Acquisition documents (and final copies thereof as and when executed), (ii) a summary of any legal due diligence undertaken by the Loan Parties in connection with such Acquisition, (iii) appropriate financial statements of the Person which is the subject of such Acquisition, (iv) unless otherwise agreed by the Agent, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and (v) such other information as the Agent may reasonably require, all of which shall be in form reasonably satisfactory to the Agent; provided that, notwithstanding the foregoing, the Lead Borrower shall not be required to furnish to Agent the items specified in clauses (b)(ii), (b)(iii), (b)(iv) and (b)(v) above in connection with any Acquisition for which the total consideration paid or payable is less than $30,000,000 so long as such Acquisition is made with cash on hand of the Borrowers;

(c)          The legal structure of the Acquisition shall be acceptable to the Agent in its reasonable discretion;

(d)          After giving effect to the Acquisition, if the Acquisition is an Acquisition of Equity Interests, a Loan Party or a Subsidiary shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(e)          Any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;

(f)          If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Guarantor, as the Agent shall determine, and the Agent shall have received a first priority security interest (subject only to Permitted Encumbrances having priority either pursuant to applicable Law or to the extent expressly permitted to have priority pursuant to the other terms of this Agreement) in the property of such Subsidiary and of the same nature in all material respects as constitutes Collateral under the Security Documents; and

(g)          The Loan Parties shall have satisfied the Payment Conditions.

“Permitted Discretion” means a determination made by the Agent in good faith and in the exercise of commercially reasonable business judgment from the perspective of an asset based lender.

“Permitted Disposition” means any of the following:

(a)          Dispositions of Inventory in the ordinary course of business;

32

(b)          bulk sales or other Dispositions of the Inventory of a Loan Party not in the ordinary course of business at arm’s length in connection with Permitted Store Closings;

(c)          non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(d)          licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if requested by the Agent, the applicable Loan Party shall have used commercially reasonable efforts to cause the Person operating such licensed department to enter into an intercreditor agreement with the Agent on terms and conditions reasonably satisfactory to the Agent;

(e)          Dispositions of Equipment and other assets (including abandonment of or other failures to maintain, preserve, renew, protect or keep in full force and effect Intellectual Property not necessary for the conduct of the Loan Parties’ business) in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(f)          sales, transfers and Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g)          sales, transfers and Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h)          as long as no Default or Event of Default then exists or would arise therefrom, sales of Real Estate of any Loan Party (or sales of any Person or Persons created to hold such Real Estate or the Equity Interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as, (A) such sale is made for fair market value, (B) with respect to any Eligible Real Estate, Availability on a pro forma basis and on a projected (on assumptions reasonably satisfactory to the Agent) basis for the six (6) month period following and after giving effect to such sale and the removal of such Eligible Real Estate from the Borrowing Base is greater than thirty (30%) percent of the Loan Cap, and (C) in the case of any sale-leaseback transaction permitted hereunder, the Lead Borrower shall use commercially reasonable efforts to cause the Agent to receive from each such purchaser or transferee a Collateral Access Agreement on terms and conditions reasonably satisfactory to the Agent;

(i)          Dispositions consisting of the compromise, settlement or collection of delinquent accounts receivable in the ordinary course of business, consistent with past practices;

(j)          leases, subleases, space leases, licenses or sublicenses of Real Estate (and terminations of any of the foregoing), in each case in the ordinary course of business and which do not materially interfere with the business of the Parent and its Subsidiaries, taken as a whole;

(k)          to the extent constituting a Disposition, (i) the use of cash or cash equivalents solely to the extent such use would not result in a Default or Event of Default and (ii) conversions of cash equivalents into cash or other cash equivalents;

(l)          any Disposition of Real Estate to a Governmental Authority as a result of the condemnation of such Real Estate;

33

(m)          Dispositions of property (but excluding, for the avoidance of doubt, Eligible Real Estate referenced in clause (h) above) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(n)          to the extent constituting a Disposition, (i) transactions permitted by Section 7.04, (ii) Restricted Payments permitted by Section 7.06 and (iii) Liens permitted by Section 7.01;

(o)          Dispositions of Investments in joint ventures; and

(q)          other Dispositions (other than Dispositions of Collateral included in the Borrowing Base) for consideration not exceeding $10,000,000 in the aggregate during any consecutive twelve (12) month period so long as no Event of Default has occurred and is continuing or would immediately result therefrom; provided that an amount equal to the net proceeds of such Disposition received by any Loan Party is applied to the prepayment of Loans in the manner and to the extent required by Section 2.05(e).

“Permitted Encumbrances” means:

(a)          Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)          Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;

(c)          Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d)          Deposits to secure or relating to the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)          Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f)          Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties, taken as a whole, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the ordinary conduct of business of the Loan Parties, taken as an whole;

(g)          Liens existing on the Third Restatement Date listed on Schedule 7.01 and Liens to secure any Permitted Refinancings of the Indebtedness with respect thereto;

34

(h)          Liens on fixed or capital assets or on Real Estate of any Loan Party which secure Indebtedness permitted under clauses (c) and/or (d) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition (other than Permitted Refinancings), (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of the applicable assets, and (iii) such Liens shall attach only to the assets or Real Estate acquired, improved or refinanced with such Indebtedness and shall not extend to any other property or assets of the Loan Parties, other than replacements thereof and additions to such property and the proceeds and the products thereof; provided that individual financings of Equipment provided by one lender may be cross-collateralized with other financings of Equipment provided by such lender;

(i)          Liens in favor of the Agent;

(j)          Landlords’ and lessors’ statutory Liens in respect of rent not in default for more than any applicable grace period, not to exceed thirty (30) days;

(k)          Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Third Restatement Date and other Permitted Investments, provided that such liens (a) attach only to such Investments or other Investments held by such broker or dealer and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)          Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)          Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n)          voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(o)          Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations;

(p)          Liens on cash advances or any cash earnest money deposits in favor of the seller of any property to be acquired in a Permitted Acquisition;

(q)          any interest or title of a licensor, sublicensor, lessor or sublessor under licenses, leases, sublicenses or subleases entered into by the Loan Parties in the ordinary course of business; provided that such interest or title is limited to the property that is the subject of such transaction;

35

(r)          Liens constituting contractual rights of set off relating to purchase orders and other similar agreements entered into by the Loan Parties in the ordinary course of business;

(s)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with the respect thereto incurred in the ordinary course of business;

(t)          Liens arising out of any sale and leaseback transaction permitted hereunder in the real property and related improvements that are they subject of such transaction and securing the related Indebtedness under clause (d) of the definition of “Permitted Indebtedness”;

(u)          Liens securing Indebtedness permitted under clause (j) of the definition of “Permitted Indebtedness”; provided that such Liens either (i) do not attach to Collateral included in the Borrowing Base or (ii) are subject to an intercreditor agreement between the Agent and the holder of such Indebtedness and Liens in form and substance reasonably satisfactory to the Agent.

“Permitted Indebtedness” means each of the following:

(a)          Indebtedness outstanding on the Third Restatement Date listed on Schedule 7.03 and any Permitted Refinancing thereof;

(b)          Indebtedness (i) of any Loan Party to any other Loan Party; (ii) of any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party; and (iii) of any Subsidiary that is not a Loan Party to any Loan Party in an aggregate principal amount not to exceed, together with any Investment made pursuant to clause (g)(iv) of the definition of Permitted Investments, $10,000,000 outstanding at any time; provided that, for purposes of clause (b)(iii) and notwithstanding clause (d) of the definition of “Indebtedness”, trade accounts payable in the ordinary course of business shall not constitute “Indebtedness” unless past due for more than 120 days after the date on which such trade account payable was created;

(c)          Purchase money Indebtedness of any Loan Party to finance the acquisition of any personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $10,000,000 at any time outstanding and further provided that, if requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(d)          Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Synthetic Lease Obligations), provided that, (A) with respect to any Eligible Real Estate, Availability on a pro forma basis and on a projected (on assumptions reasonably satisfactory to the Agent) basis for the six (6) month period following and after giving effect to such refinancing and the removal of such Eligible Real Estate from the Borrowing Base is greater than thirty (30%) percent of the Loan Cap, and (B) the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness and the lessors under any sale-leaseback transaction to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

36

(e)          Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Stores;

(f)           obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(g)          Indebtedness with respect to the deferred purchase price for any Permitted Acquisition or other Investments permitted hereunder, provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a final maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Agent;

(h)          Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition or other Investments permitted hereunder, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

(i)          The Obligations;

(j)          Indebtedness not otherwise specifically described herein in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(k)          unsecured Guarantees by the Parent in connection with Indebtedness of any foreign Subsidiaries of the Parent, so long as the aggregate principal amount of the obligations Guaranteed pursuant to this clause (k) does not exceed $10,000,000;

(l)          (i) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments in connection with Permitted Dispositions; and (ii) Indebtedness consisting of obligations of any Loan Party or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Investment;

(m)          Indebtedness consisting of the financing of insurance premiums incurred in the ordinary course of business of any Loan Party or any Subsidiary;

(n)          Guarantees (i) of any Indebtedness of any Loan Party or any Subsidiary thereof described in clause (a) hereof, (ii) by any Loan Party of any Indebtedness of another Loan Party permitted hereunder, (iii) by any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted pursuant to Section 7.02, and (iv) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party;

(o)          Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent to the extent permitted by Section 7.06;

37

(p)          obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements;

(q)          Indebtedness in an amount not to exceed $10,000,000 incurred by any Loan Party or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any such Indebtedness of a Loan Party shall be unsecured; and

(r)          all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest, to the extent applicable, on obligations described in clauses (a) through (q) above.

“Permitted Investments” means each of the following:

(a)          readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)          commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(c)          time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(d)          Fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e)          Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

38

(f)          Investments existing on the Third Restatement Date set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;

(g)          (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Third Restatement Date, (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties (other than the Parent), (iii) additional Investments by Subsidiaries of the Loan Parties that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Event of Default is continuing, additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties in an aggregate amount invested after the Third Restatement Date not to exceed, together with any Indebtedness incurred pursuant to clause (b)(iii) of the definition of Permitted Indebtedness, $10,000,000;

(h)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i)          Guarantees constituting Permitted Indebtedness;

(j)          so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, Investments by any Loan Party in Swap Contracts permitted hereunder;

(k)          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l)          advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an amount not to exceed $5,000,000 in the aggregate at any time outstanding;

(m)          Investments constituting Permitted Acquisitions and earnest money deposits made in connection with any letter of intent or purchase agreement entered into in connection with any Permitted Acquisition;

(o)          Other Investments so long as the Payment Conditions have been met;

(p)          capital contributions made by any Loan Party to another Loan Party;

(q)          Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Parent or any of its Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(r)          Guarantees of leases or other obligations of any Loan Party or any Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s)          promissory notes and other non-cash consideration that is received in connection with any Permitted Disposition; and

39

(t)          other Investments in an aggregate amount not to exceeds $10,000,000 at any time outstanding;

provided, however, that notwithstanding the foregoing, (i) after the occurrence and during the continuance of a Cash Dominion Event, no such Investments specified in clauses (a) through (e) and clause (o) shall be permitted unless either (A) no Loans or, if then required to be Cash Collateralized, Letters of Credit are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBOR Rate Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii) such Investments shall be pledged to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Agent.

“Permitted Overadvance” means an Overadvance made by the Agent, in its discretion, which:

(a)          Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b)          Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c)          Is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)          Together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Borrowing Base at any time or (ii) unless a liquidation of the Collateral is occurring, remain outstanding for more than forty-five (45) consecutive days, unless in each case, the Required Lenders otherwise agree;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Sections 2.06 or 8.02 hereof).

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms (when taken as a whole) not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (g) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate for similarly situated debtors, and (h) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

40

“Permitted Store Closings” means (a) Store closures and related Inventory dispositions which do not exceed in any Fiscal Year of the Parent and its Subsidiaries, ten (10%) percent of the number of the Borrowers’ Stores as of the beginning of such Fiscal Year (net of new Store openings), and (b) the related Inventory is either moved to a distribution center or another retail location of the Borrowers for future sale in the ordinary course of business or is disposed of at such Stores in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Lead Borrower or any Subsidiary.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Estate Advance Rate” means, as of the Third Restatement Date, fifty (50%) percent; provided that such percentage shall be reduced by five (5%) percent on each anniversary of the Third Restatement Date. For the avoidance of doubt, as of the first anniversary of the Third Restatement Date, the Real Estate Advance Rate shall be forty-five (45%) percent, and subsequent reductions of five (5%) percent shall occur annually thereafter.

“Realty Reserves” means such reserves as the Agent from time to time determines in the Agent’s Permitted Discretion as being appropriate to reflect the impediments to the Agent’s ability to realize upon any Eligible Real Estate, to reflect such factors as affect the market value of the Eligible Real Estate or to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon any Eligible Real Estate. Without limiting the generality of the foregoing, Realty Reserves may include (but are not limited to) any of the following with respect to Eligible Real Estate: (i) Environmental Compliance Reserves, (ii) reserves for (A) municipal taxes and assessments, (B) repairs and (C) remediation of title defects, and (iii) reserves for Indebtedness secured by Liens on any Eligible Real Estate having priority over the Lien of the Agent.

“Recipient” means the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

41

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Parent and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, Conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders which are not Affiliates holding more than 50% of the Aggregate Commitments or, if the Aggregate Commitments and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that at any time when there are less than 3 non-affiliated Lenders, the term shall mean all such Lenders; provided further that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Inventory Reserves, Availability Reserves and Realty Reserves. The Agent shall have the right, at any time and from time to time after the Third Restatement Date in its Permitted Discretion to establish, modify or eliminate any Reserves upon three (3) Business Days prior notice to the Lead Borrower (during which period the Agent shall be available to discuss any such proposed Reserve with the Borrowers); provided that no such prior notice shall be required (1) after the occurrence and during the continuation of a Cash Dominion Event or if a Cash Dominion Event would arise from the establishment of or change in such Reserve, (2) for changes to any such Reserve resulting solely from changes in the mathematical calculations of the amount of such Reserve in accordance with the methodology for such calculation previously used by the Agent, (3) if a Material Adverse Effect is reasonably likely to arise by any delay in establishing or changing such Reserve, or (4) if an Event of Default is continuing.

“Responsible Officer” means the chief executive officer, president, chief financial officer or general corporate counsel of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder (including the controller, treasurer or assistant treasurer of a Loan Party). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

42

“Restricted Payment Conditions” means, at the time of determination with respect to any Restricted Payment, that (a) no Default or Event of Default then exists or would arise as a result of making such Restricted Payment, (b) either (x) (i) Availability on a pro forma basis and on a projected (on assumptions reasonably satisfactory to the Agent) basis for the six (6) month period following and after giving effect to such Restricted Payment is greater than fifteen (15%) percent of the Loan Cap, and (ii) the Consolidated Fixed Charge Coverage Ratio, as calculated on a pro forma basis after giving effect to such Restricted Payment for the immediately preceding Measurement Period is equal to or greater than 1.1:1.0, or (y) Availability on a pro forma basis and on a projected (on assumptions reasonably satisfactory to the Agent) basis for the six (6) month period following and after giving effect to such Restricted Payment is greater than twenty-five (25%) percent of the Loan Cap. Prior to undertaking any Restricted Payment that is subject to the Restricted Payment Conditions, the Loan Parties shall deliver to the Agent evidence of satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent; provided that the Borrowers shall not be required to deliver updated projections as set forth in clauses (b)(x)(i) or (y) above in the event that (A) on pro forma basis after giving effect to such Restricted Payment, and on a projected basis for the immediately succeeding six (6) month period thereafter, the average daily Total Outstandings are less than twenty (20%) percent of the Loan Cap, and (B) such Restricted Payment is made with cash on hand of the Borrowers.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Restatement Date” means April 24, 2015.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Third Amended and Restated Security Agreement dated as of the Third Restatement Date among the Loan Parties and the Agent.

“Security Documents” means the Security Agreement, the Mortgages, the Deposit Account Control Agreements, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.

43

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means the occurrence of any Event of Default described in any of Sections 8.01(a), 8.01(b) (with respect to occurrences relating to Section 6.01, Sections 6.02(a), (b) and (d), Section 6.03(a) and (b), Sections 6.05(a) and (c), Section 6.07, Sections 6.10(b) and (c), Section 6.11, Section 6.12, Section 6.13, and Article VII) 8.01(d), 8.01(f), 8.01(j), 8.01(k), or 8.01(l).

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.26).

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any Real Estate, fixtures, Equipment, Inventory and other property related thereto) operated, or to be operated, by any Loan Party.

44

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Swing Line Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Swing Line Sublimit, then the Swing Line Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Commitments.

45

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Commitments in accordance with the provisions of Section 2.06 hereof.

“Third Restatement Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“UCC” or “Uniform Commercial Code” shall have the meaning given to such term in the Security Agreement.

“UCP 600” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UFCA” has the meaning specified in Section 10.22(c).

“UFTA” has the meaning specified in Section 10.22(c).

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

46

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(i)(B)(3).

“Weekly Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Specified Event of Default, or (ii) the failure of the Borrowers to maintain Availability at least equal to twelve and one-half percent (12.5%) of the Loan Cap. For purposes of this Agreement, the occurrence of a Weekly Borrowing Base Delivery Event shall be deemed continuing at the Agent’s option (i) so long as such Specified Event of Default is continuing, and/or (ii) if the Weekly Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded twelve and one-half percent (12.5%) of the Loan Cap for thirty (30) consecutive calendar days, in which case a Weekly Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Weekly Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Weekly Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02         Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

47

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)          Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts), providing Cash Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Bank Products (including Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized, and (iii) any Obligations relating to Cash Management Services that, at such time, are allowed by the applicable provider of such Cash Management Services to remain outstanding without being required to be repaid.

1.03         Accounting Terms

(a)          Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)          Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04         Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

48

1.06         Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i)          after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap,

(ii)         after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and

(iii)        The Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.

2.02         Borrowings, Conversions and Continuations of Committed Loans.

(a)          Committed Loans shall be either Base Rate Loans or LIBOR Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b)          Each Committed Borrowing, each Conversion of Committed Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Agent, which may be given by telephone. Each such notice must be received by the Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of LIBOR Rate Loans or of any Conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Borrowing of, Conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c), or 2.04(b) or (c), each Borrowing of or Conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Committed Borrowing, a Conversion of Committed Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, Converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be Converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a Conversion or continuation, then the applicable Committed Loans shall be made as, or Converted to, Base Rate Loans. Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. If the Lead Borrower requests a Borrowing of, Conversion to, or continuation of LIBOR Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be Converted to a LIBOR Rate Loan.

49

(c)          Following receipt of a Committed Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a Conversion or continuation is provided by the Lead Borrower, the Agent shall notify each Lender of the details of any automatic Conversion to Base Rate Loans described in Section 2.02(b). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall make all funds so received available to the Borrowers in like funds as received by the Agent either by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Lead Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Lead Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(d)          In the event that any Borrower, after receipt of an invoice therefor, fails to pay any interest, fee, service charge, Credit Party Expenses or other payment to which any Lender or Agent is entitled from the Loan Parties pursuant hereto when due, or any time after the occurrence and during the continuance of a Cash Dominion Event, the Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e)          Except as otherwise provided herein, a LIBOR Rate Loan may be continued or Converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of a Default or an Event of Default, no Loans may be requested as, Converted to or continued as LIBOR Rate Loans without the Consent of the Required Lenders.

50

(f)          The Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Lead Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g)          After giving effect to all Committed Borrowings, all Conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to LIBOR Rate Loans.

(h)          The Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and the L/C Issuer and the Borrowers and each Lender and L/C Issuer shall be bound thereby. Any Permitted Overadvance may, but shall not be required to, constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03         Letters of Credit.

(a)          The Letter of Credit Commitment.

(i)          Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Third Restatement Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Loan Parties or their respective Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Loan Parties or their respective Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Loan Cap, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Third Restatement Date shall be subject to and governed by the terms and conditions hereof.

51

(ii)         The L/C Issuer shall not issue any Letter of Credit, if:

(A)         subject to Section 2.03(b)(iii), the expiry date of such requested Standby Letter of Credit would occur more than 365 days after the date of issuance or last extension, unless the L/C Issuer and the Agent have approved such expiry date; or

(B)         the expiry date of such requested Commercial Letter of Credit would occur more than 180 days after the date of issuance, unless the L/C Issuer and the Agent have approved such expiry date; or

(C)         the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Agent may agree);

(D)         any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Third Restatement Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Third Restatement Date and which the L/C Issuer in good faith deems material to it;

(E)         the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(F)         except as otherwise agreed by the Agent, such Letter of Credit is to be denominated in a currency other than Dollars; provided that if the L/C Issuer, with the consent of the Agent, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated; or

(G)         such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(H)         any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either (x) the Letter of Credit then proposed to be issued or (y) that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)        The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

52

(iv)        The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)          Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)          Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 11:00 a.m. at least two Business Days (or such other date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Lead Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may require.

(ii)         Subject to the provisions of Section 2.02(b)(iv) hereof, promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied or unless the L/C Issuer would not be permitted, or would have no obligation, at such time to issue such Letter of Credit under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Loan Party or Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the Stated Amount of such Letter of Credit. Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

53

(iii)        If the Lead Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Lead Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or that the Lead Borrower does not consent to such extension, and in each such case directing the L/C Issuer not to permit such extension.

(iv)        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Lead Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c)          Drawings and Reimbursements; Funding of Participations.

(i)          Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Lead Borrower and the Agent thereof. Not later than 11:00 a.m. on the first Business Day after the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Loan Cap and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

54

(ii)         Each Lender shall upon any notice from the Agent pursuant to Section 2.03(c)(i) make funds available to the Agent (and the Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Agent shall remit the funds so received to the L/C Issuer.

(iii)        With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate for Base Rate Loans. In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)        Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)         Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)        If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

55

(d)          Repayment of Participations.

(i)          At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender its L/C Advance in respect of such payment in accordance with Section 2.03(c), if the L/C Issuer, or the Agent for the account of the L/C Issuer, receives any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Agent pursuant to Section 2.03(g)), the L/C Issuer shall distribute any payment it receives to the Agent and the Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Agent.

(ii)         If any payment received by the L/C Issuer or by Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)          Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)          any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)         the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)        any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)        waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrowers or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrowers;

(v)         any honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)        any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

56

(vii)       any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(ix)         the fact that any Default or Event of Default shall have occurred and be continuing.

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of non-compliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will promptly notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)          Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Loan Party or to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document, or (v) for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will be binding upon the Loan Parties and the Lenders; provided that the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to punitive, consequential or exemplary, damages suffered by the Borrowers which the Borrowers establish pursuant to a final and non-appealable judgment of a court of competent jurisdiction were caused by the L/C Issuer's willful misconduct or gross negligence or L/C Issuers willful failure to pay under any Letter of Credit after the presentation to it by the beneficiaries of a sight draft and certificate(s) complying with the terms and conditions of a Letter of Credit. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication ("SWIFT") message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

57

(g)          Cash Collateral. If, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount equal to 103% of the Outstanding Amount of all L/C Obligations, pursuant to documentation in form and substance satisfactory to the Agent and the L/C Issuer. Sections 2.05, 2.06(c) and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. The Borrowers hereby grant to the Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing to secure all Obligations. Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If at any time the Agent determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as cash collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as cash collateral that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations. Notwithstanding anything to the contrary in this Agreement, the remaining balance of the Cash Collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, all Commitments have been terminated and all Obligations (other than contingent Obligations that by their terms survive the termination of this Agreement) have been paid in full in immediately available funds.

(h)          Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Lead Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrowers for, and the L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)          Letter of Credit Fees. The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the Interest Payment Date for Base Rate Loans, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, Letter of Credit Fees shall accrue at the Default Rate to the extent provided for in Section 2.08(b) hereof.

58

(j)          Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate not to exceed 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fees shall be due and payable on the Interest Payment Date for Base Rate Loans, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)          Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04         Swing Line Loans.

(a)          The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole discretion, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed Loan Cap, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided further that the Swing Line Lender shall not be obligated to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure). Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

59

(b)          Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent at the request of the Required Lenders prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the provisos to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers either by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transferring such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender by the Lead Borrower; provided, however, that if, on the date of the proposed Swing Line Loan, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)          Refinancing of Swing Line Loans.

(i)          In addition to settlements required under Section 2.14 hereof, the Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender's Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Loan Cap and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Agent shall remit the funds so received to the Swing Line Lender.

60

(ii)         If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)        If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)        Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)          Repayment of Participations.

(i)          At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender, or the Agent on behalf of the Swing Line Lender, receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute such payment to the Agent and the Agent shall distribute to each such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

61

(ii)         If any payment received by the Swing Line Lender, or the Agent on behalf of the Swing Line Lender, in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)          Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)          Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05         Prepayments.

(a)          The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of LIBOR Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)          The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein

(c)          If for any reason the Total Outstandings at any time exceed the Loan Cap as then in effect, the Borrowers shall immediately prepay the Loans and L/C Borrowings and, if an Event of Default is continuing, if requested by Agent in its sole discretion, Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess. Notwithstanding anything to the contrary in this Agreement, the remaining balance of the Cash Collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, all Commitments have been terminated and all Obligations (other than contingent Obligations that by their terms survive the termination of this Agreement) have been paid in full in immediately available funds.

62

(d)          During the continuance of a Cash Dominion Event, the Borrowers shall prepay the Loans to the extent required pursuant to the provisions of Section 6.12 hereof, and, if an Event of Default is continuing, if required by the Agent in its sole discretion, Cash Collateralize the L/C Obligations. Notwithstanding anything to the contrary in this Agreement, the remaining balance of the Cash Collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, all Commitments have been terminated and all Obligations (other than contingent Obligations that by their terms survive the termination of this Agreement) have been paid in full in immediately available funds.

(e)          Prepayments made pursuant to Section 2.05(c) and (d) above, first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Committed Loans, third, after the occurrence and during the continuance of an Event of Default, if required by the Agent in its sole discretion, shall be used to Cash Collateralize the remaining L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations (to the extent required hereunder) in full shall be deposited by the Agent in a deposit account of the Lead Borrower and may be utilized by the Borrowers in the ordinary course of its business to the extent otherwise permitted hereunder. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable, and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

2.06         Termination or Reduction of Commitments.

(a)          The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, at any time or from time to time and without premium or penalty, terminate the Aggregate Commitments or permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments.

(b)          If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c)          The Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. If, as a result of such termination or reduction, (i) the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, the Borrowers shall contemporaneously with such reduction or termination, Cash Collateralize such excess amount, and (ii) the Committed Loans or the Swing Line Loans hereunder would exceed the Aggregate Commitments or the Swing Line Sublimit, as applicable, the Borrowers shall contemporaneously with such reduction or termination, pay the Agent an amount equal to such excess. Notwithstanding anything to the contrary in this Agreement, the remaining balance of the Cash Collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, all Commitments have been terminated and all Obligations (other than contingent Obligations that by their terms survive the termination of this Agreement) have been paid in full in immediately available funds.

63

2.07         Repayment of Obligations.

Except as provided in Section 10.11 with respect to the collateralization of the Other Liabilities, the Borrowers shall repay to the Lenders on the Termination Date all Obligations outstanding on such date (other than contingent indemnification claims for which a claim has not been asserted) and shall cause each Letter of Credit to be returned to the L/C Issuer undrawn or shall Cash Collateralize all L/C Obligations (to the extent not previously Cash Collateralized as required herein).

2.08         Interest.

(a)          Subject to the provisions of Section 2.08(b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period plus the Applicable Margin for LIBOR Rate Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b)          (i)          If any Specified Event of Default exists, all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Law.

(ii)         If any other Event of Default exists, then the Agent may, and upon the request of the Required Lenders, the Agent shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Law for so long as such or any other Event of Default is continuing.

(iii)        Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Except as provided in Section 2.08(b)(iii), interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)          Commitment Fee. The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Commitment Fee Percentage multiplied by the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings (excluding Swing Line Loans) during the immediately preceding quarter. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the Interest Payment Date for Base Rate Loans, commencing with the first such date to occur after the Third Restatement Date, and on the last day of the Availability Period.

64

(b)          Other Fees. The Borrowers shall pay to the Arrangers and the Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10         Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11         Evidence of Debt.

(a)          The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)          In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

65

2.12         Payments Generally; Agent’s Clawback.

(a)          General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will, subject to Section 2.14 hereof, promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m. shall, at the option of the Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (other than with respect to payment of a LIBOR Rate Loan), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)          (i)          Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to (A) the proposed date of any Borrowing of LIBOR Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing), or (B) the date that such Lender’s participation in a Letter of Credit or Swing Line Loan is required to be funded, that such Lender will not make available to the Agent such Lender’s share of such Borrowing or participation, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02), Section 2.03 or Section 2.05, as applicable, and may, in reliance upon such assumption, make available to the Borrowers, the L/C Issuer or the Swing Line Lender, as applicable, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing or participation available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing or participation to the Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing or participation in such Letter of Credit or Swing Line Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.

(ii)         Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of any of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

66

A notice of the Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)          Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)          Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.

(e)          Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13         Sharing of Payments by Lenders.

If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Credit Party’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any Eligible Assignee or Participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

67

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14         Settlement Amongst Lenders.

(a)          The amount of each Lender’s Applicable Percentage of outstanding Loans (including, for clarity, outstanding Swing Line Loans), shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Loans and repayments of Loans received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b)          The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, each Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing

2.15         Increase in Commitments.

(a)          Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $50,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $15,000,000, and (ii) the Lead Borrower may make a maximum of three such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)          Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

68

(c)          Notification by Agent; Additional Lenders. The Agent shall notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender, to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder (each such Lender, an “Additional Commitment Lender”) and to issue commitments in an amount equal to the amount of the increase in the Aggregate Commitments requested by the Lead Borrower and not accepted by the existing Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders), provided, however, that without the consent of the Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $5,000,000.

(d)          Increase Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.

(e)          Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Lead Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default or Event of Default exists or would arise therefrom, (ii) the Borrowers, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Agent as the Lead Borrower and the Agent may agree; (v) if requested by the Agent, the Borrowers shall deliver an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date; (vi) the Borrowers and the Additional Commitment Lender shall have delivered an updated Borrowing Base Certificate and such other instruments, documents and agreements as the Agent may reasonably have requested; and (vii) no Default or Event of Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f)          Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

69

2.16         Defaulting Lenders.

(a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s and the Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender; fourth, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s and the Swing Line Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued or Swing Line Loans made under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

70

(iii)        Certain Fees.

(A)         No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)         Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03(g).

(C)         With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(b)          Defaulting Lender Cure. If the Lead Borrower, the Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

71

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER

3.01         Taxes.

(a)          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)          Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Agent) require the deduction or withholding of any Tax from any such payment by the Agent or a Loan Party, then the Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)         If any Loan Party or the Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)        If any Loan Party or the Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

72

(c)          Tax Indemnifications.

(i)          The Loan Parties shall, and each Loan Party does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or the L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)         Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (w) the Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (x) the Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(c) relating to the maintenance of a Participant Register, (y) the Agent and the Loan Parties, as applicable, against any Taxes as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to the Borrowers or the Agent pursuant to subsection (e), and (z) the Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Agent and the Loan Parties to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent and the Loan Parties under this clause (ii).

(d)          Evidence of Payments. Upon request by the Lead Borrower or the Agent, as the case may be, after any payment of Taxes by the Lead Borrower or by the Agent to a Governmental Authority as provided in this Section 3.01, the Lead Borrower shall deliver to the Agent or the Agent shall deliver to the Lead Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Lead Borrower or the Agent, as the case may be.

(e)          Status of Lenders; Tax Documentation. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Agent, at the time or times proscribed by applicable Law or when reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation proscribed by applicable Law or such other information reasonably requested by the Lead Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(i)(A), 3.01(e)(i)(B) and 3.01(e)(i)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

73

(i)          Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person shall deliver to the Borrowers and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), properly completed and executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         properly completed and executed IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed IRS Form W-8BENE (or W-8BEN, as applicable); or

(4)         to the extent a Foreign Lender is not the beneficial owner, properly completed and executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

74

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), properly completed and executed other forms prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Agent as may be necessary for the Lead Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii)         Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrowers and the Agent in writing of its legal inability to do so.

(iii)        For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Loan Parties and the Agent shall treat (and the Lenders hereby authorize the Agent and the Loan Parties to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(f)          Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

75

(g)          Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02         Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Agent, (i) any obligation of such Lender to make or continue LIBOR Rate Loans or to Convert Base Rate Loans to LIBOR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate, in each case, until such Lender notifies the Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, Convert all LIBOR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate. Upon any such prepayment or Conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or Converted.

76

3.03         Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or a Conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan , or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, Conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have Converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04         Increased Costs; Reserves on LIBOR Rate Loans.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the L/C Issuer;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Loan Parties will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital or liquidity of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time upon delivery of the certificate contemplated by Section 3.04(c) the Loan Parties will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered. Notwithstanding the foregoing, no Lender shall claim any amounts pursuant to Section 3.04(a)(ii) unless such Lender is generally seeking similar compensation from other borrowers under other similar credit agreements.

77

(c)          Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Loan Parties shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          Reserves on LIBOR Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05         Compensation for Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c)          any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

78

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 10.13.

3.07         Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Agent.

3.08         Designation of Lead Borrower as Borrowers’ Agent.

(a)          Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b)          Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c)          The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

79

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01         Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)          The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif ” via e-mail) (followed promptly by originals) unless otherwise specified, each dated the Third Restatement Date (or, in the case of certificates of governmental officials, a recent date before the Third Restatement Date) and each in form and substance reasonably satisfactory to the Agent:

(i)          counterparts of this Agreement each properly executed by a Responsible Officer of the signing Loan Party and the Lenders sufficient in number for distribution to the Agent, each Lender and the Lead Borrower;

(ii)         a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)        such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may reasonably require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv)        copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing, and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v)         a favorable opinion of McGuireWoods LLP, counsel to the Loan Parties, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;

(vi)        a certificate of a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.01 and 4.02 have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect (it being understood that all litigation filed against the Loan Parties or their Affiliates with respect to the subject of the March 1, 2015 60 Minutes report on the Lead Borrower and its business (and any subsequent media reports with respect to the subject of such 60 Minutes report) shall not, to the extent disclosed to the Agent in writing on or before July 28, 2016, be deemed violative of this condition precedent), (C) to the Solvency of the Loan Parties as of the Third Restatement Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

80

(vii)       evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(viii)      the Security Documents and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(ix)         all other Loan Documents set forth on Schedule 4.01(a)(ix) hereto, each duly executed by the applicable Loan Parties;

(x)          results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements have been made;

(xi)         all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents;

(xii)        the items set forth in clauses (d) through (k) of the definition of Eligible Real Estate; and

(xiii)       such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.

(b)          After giving effect to (i) the first funding under the Loans, (ii) any charges to the Loan Account on the Third Restatement Date as required by the Loan Documents and (iii) all Letters of Credit to be issued at, or immediately subsequent to, the Third Restatement Date, Availability shall be not less than $75,000,000.

(c)          The Agent shall have received a Borrowing Base Certificate dated the Third Restatement Date, relating to the month ended on May 31, 2016, and executed by a Responsible Officer of the Lead Borrower.

(d)          The Agent shall be reasonably satisfied that any financial statements of the Loan Parties delivered to it and the Lenders fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since the date of the Audited Financial Statements, it being understood that all litigation filed against the Loan Parties or their Affiliates with respect to the subject of the March 1, 2015 60 Minutes report on the Lead Borrower and its business (and any subsequent media reports with respect to the subject of such 60 Minutes report) shall not, to the extent disclosed to the Agent in writing on or before July 28, 2016, be deemed violative of this condition precedent.

81

(e)          There shall not be any action, suit, investigation or proceeding pending or, to the knowledge of executive officers of the Borrowers, threatened in any court or before any arbitrator or Governmental Authority, and in each case not previously disclosed to the Agent, that could reasonably be expected to have a Material Adverse Effect.

(f)          The Agent shall have received evidence reasonably satisfactory to it that no Loan Party or any Subsidiary is in default in any material respect under any Material Contract.

(g)          The consummation of the transactions contemplated hereby shall not violate any Law or any Organization Document.

(h)          All fees required to be paid to the Agent or the Arrangers on or before the Third Restatement Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Third Restatement Date shall have been paid in full.

(i)          The Borrowers shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Third Restatement Date.

(j)          The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(k)          The Agent shall have received and be satisfied with detailed financial projections and business assumptions for the Borrower and each of the Guarantors on a monthly basis for the period through the Borrower’s Fiscal Year ending December 31, 2018, including a consolidated income statement, balance sheet, statement of cash flow and borrowing base availability analysis.

4.02         Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a Conversion of Committed Loans to the other Type, or a continuation of LIBOR Rate Loans) and of each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a)          The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct after giving effect to such qualification and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) and (c), respectively, of Section 6.01.

(b)          No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)          The Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

82

(d)          After giving effect to the Credit Extension requested to be made on any such date and the use of proceeds thereof, unless a Permitted Overadvance is in effect hereunder, Availability shall be greater than zero.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a Conversion of Committed Loans to the other Type or a continuation of LIBOR Rate Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders (or, in the event that there are only two (2) Lenders hereunder, any Lender so long as such Lender is a Lender as of the Third Restatement Date and maintains a Commitment not less than the Commitment of such Lender as of the Third Restatement Date) otherwise direct the Agent to cease making Loans and issuing Letters of Credit, the Lenders will fund their Applicable Percentage of all Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01         Existence, Qualification and Power. Each Loan Party (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Third Restatement Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02         Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (other than the Loan Documents) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any Law.

83

5.03         Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.

5.04         Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05         Financial Statements; No Material Adverse Effect.

(a)          The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP show all Material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.

(b)          Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect, it being understood that all litigation filed against the Loan Parties or their Affiliates with respect to the subject of the March 1, 2015 60 Minutes report on the Lead Borrower and its business (and any subsequent media reports with respect to the subject of such 60 Minutes report) shall not, to the extent disclosed to the Agent in writing on or before July 28, 2016, be deemed violative of this clause (b).

(c)          To the knowledge of the Lead Borrower, no Internal Control Event other than the Disclosed Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, (i) in any financial information delivered or to be delivered to the Agent or the Lenders, (ii) of the Borrowing Base, (iii) of covenant compliance calculations provided hereunder or (iv) of the assets, liabilities, financial condition or results of operations of the Parent and its Subsidiaries on a Consolidated basis.

(d)          The forecasted financial statements of the Parent and its Subsidiaries delivered pursuant to Section 6.01(d) was prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Loan Parties’ management to be fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ reasonable estimate of its future financial performance (it being understood that no assurance is given that such projections will be met or realized and that actual results may vary from such forecasted financial information).

84

5.06         Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Loan Parties threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect it being understood that all litigation filed against the Loan Parties or their Affiliates with respect to the subject of the March 1, 2015 60 Minutes report on the Lead Borrower and its business (and any subsequent media reports with respect to the subject of such 60 Minutes report) shall not, to the extent disclosed to the Agent in writing on or before July 28, 2016, be deemed violative of this Section 5.06, and since the Third Restatement Date, there has been no material adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07         No Default. No Loan Party or any Subsidiary is in default in any material respect under or with respect to, or party to, any Material Contract or any Material Indebtedness. No Default or Event of Default has occurred and is continuing or would result on the Third Restatement Date from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08         Ownership of Property; Liens.

(a)          Each of the Loan Parties has good record and marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has good and marketable title to, valid leasehold interests in, or valid licenses or other rights to use all personal property and assets material to the ordinary conduct of its business except where failure to have such title, interest, license or other right could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Loan Parties are subject to no Liens, other than Liens permitted by Section 7.01.

(b)          Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate (excluding Leases) that is owned by the Loan Parties as of the Third Restatement Date, together with a list of the holders of any mortgage or other Lien thereon as of the Third Restatement Date. Each Loan Party has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances and except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties as of the Third Restatement Date, together with the name of each lessor and its contact information with respect to each such Lease as of the Third Restatement Date. Each of such Leases is in full force and effect and the Loan Parties are not in default in any material respect of the terms thereof.

5.09         Environmental Compliance.

(a)          Except as specifically disclosed in Schedule 5.09, no Loan Party (i) to its knowledge, has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability that remains outstanding, or (iii) has received written notice of any claim with respect to any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

85

(b)          Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, none of the properties currently owned by any Loan Party or, to the knowledge of any Loan Party, leased by any Loan Party, is listed or, to the knowledge of any Loan Party, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; to the knowledge of any Loan Party, there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of except in compliance with applicable Environmental Laws on any property currently owned by any Loan Party in violation of applicable Environmental Laws or, to the knowledge of any Loan Party, there is no asbestos or asbestos-containing material on any property currently owned by any Loan Party in violation of applicable Environmental Laws; and Hazardous Materials have not been released, discharged or disposed of by any Loan Party on any property currently owned by any Loan Party in violation of applicable Environmental Laws.

(c)          Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, no Loan Party is undertaking, and no Loan Party has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of by any Loan Party in a manner not reasonably expected to result in material liability to any Loan Party.

5.10         Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption, property damage and directors and officers liability insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Third Restatement Date. As of the Third Restatement Date, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11         Taxes. The Loan Parties have filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other material governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation and (b) other with respect to Federal taxes, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement, other than any tax sharing agreement between or among the Loan Parties.

5.12         ERISA Compliance.

(a)          Except as would not be reasonably expected to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of any Responsible Officer of the Lead Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status that has resulted or could reasonably be expected to result in a Material Adverse Effect.

86

(b)          There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)          Except as would not be reasonably expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Lead Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Lead Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 80% or higher and neither the Lead Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 80% as of the most recent valuation date; and (iv) neither the Lead Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

5.13         Subsidiaries; Equity Interests. As of the Third Restatement Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth, in each case as of the Third Restatement Date, the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for Permitted Encumbrances. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary. As of the Third Restatement Date, the Loan Parties have no equity investments in any other corporation or entity other than (i) Investments described in clause (e) of the definition of “Permitted Investments” and (ii) those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties (other than the Parent) have been validly issued, and are fully paid and non-assessable and, as of the Third Restatement Date, are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except for Permitted Encumbrances. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14         Margin Regulations; Investment Company Act.

(a)          No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

87

(b)          None of the Loan Parties, any Person Controlling any Loan Party (other than any Person Controlling the Parent), or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15         Disclosure. Each Loan Party has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other factual written information (excluding projections, forward looking information and information of a general economic or general industry nature) furnished by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished, and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Loan Parties’ management to be reasonable at the time (it being understood that no assurance is given that such projections will be met or realized and that actual results may vary from such projected financial information).

5.16         Compliance with Laws. Each of the Loan Parties is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17         Intellectual Property; Licenses, Etc.. The Loan Parties own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses as currently conducted, without violation of the rights of any other Person, except to the extent that any such violation would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party infringes upon any rights held by any other Person except in each case, as would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Lead Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

88

5.18         Labor Matters.

There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened that, in any case, could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law that, in any case, could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.18, as of the Third Restatement Date, no Loan Party is a party to or bound by any collective bargaining agreement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition that, in any case, could reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party that, in any case, could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

5.19         Security Documents.

(a)          The Security Agreement creates in favor of the Agent, for the benefit of the Credit Parties, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement. Upon such filings and/or the obtaining of “control” (as defined in the UCC), the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in such Collateral that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, in each case prior and superior in right to any other Person.

(b)          When the Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified on Schedule II of the Security Agreement, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in trademarks, patents and related assets constituting Intellectual Property Collateral (as defined in the Security Agreement) other than Copyrights (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office may be necessary to perfect a Lien on trademarks and patents acquired by the Loan Parties after the Third Restatement Date).

89

(c)          The Mortgages create in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing or recording of the Mortgages with the appropriate Governmental Authorities, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property (including without limitation the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person.

5.20         Solvency.

After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21         Deposit Accounts; Credit Card Arrangements.

(a)          Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Third Restatement Date, which Schedule includes, with respect to each DDA and in each case as of the Third Restatement Date: (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Controlled Account Bank.

(b)          Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Third Restatement Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22         Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23         Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.

5.24         Material Contracts. Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party as of the Third Restatement Date (other than the Loan Documents). The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Agent on or before the Third Restatement Date. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of default under, or of the intention of any other party thereto to terminate, any Material Contract.

5.25         Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

90

5.26         EEA Financial Institution.

None of the Borrowers is an EEA Financial Institution.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01         Financial Statements. Deliver to the Agent, in form and detail reasonably satisfactory to the Agent:

(a)          as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Parent, a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing or otherwise reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, however, that such statements shall be deemed received by the Agent upon their filing with the SEC;

(b)          as soon as available, but in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year of the Parent, a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, however, that such statements shall be deemed received by the Agent upon their filing with the SEC;

(c)          at any time that a Weekly Borrowing Base Delivery Event is continuing, then as soon as available, but in any event within 30 days after the end of each month of each Fiscal Year of the Parent, a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such month, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such month and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding month of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries as of the end of such month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, however, that such statements shall be deemed received by the Agent upon their filing with the SEC; and

91

(d)          as soon as available, but in any event no more than 90 days after the end of each Fiscal Year of the Parent, forecasts prepared by management of the Lead Borrower, in form reasonably satisfactory to the Agent, of Availability and of the consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and promptly after they become available, any significant revisions to such forecast with respect to such Fiscal Year.

6.02         Certificates; Other Information. Deliver to the Agent, in form and detail reasonably satisfactory to the Agent:

(a)          concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP;

(b)          on the 20th day of each fiscal month (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding fiscal month, each Borrowing Base Certificate to be certified as complete and correct in all material respects by a Responsible Officer of the Lead Borrower; provided that at any time that a Weekly Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate (subject only to usual period end adjustments which do not, individually or in the aggregate, represent a material change to the information included in such Borrowing Base Certificate) shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;

(c)          promptly after the same are available, copies of each annual report, proxy or financial statement or other report which any Loan Party files with the SEC, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange;

(d)          The financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(e)          promptly after the Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness;

(f)          promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect; and

(g)          promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.

92

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Lead Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Lead Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents filed on SEC forms 10-K, 10-Q or 8-K. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03         Notices. Promptly after any Responsible Officer obtains knowledge thereof notify the Agent:

(a)          of the occurrence of any Default or Event of Default;

(b)          of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)          of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(d)          of the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(e)          of any material change in accounting policies or financial reporting practices by the Parent and its Subsidiaries;

(f)          of any change in the Parent’s or the Lead Borrower’s senior executive officers;

(g)          of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(h)          of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(i)          of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $5,000,000;

(j)          of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and

93

(k)          of any failure by any Loan Party to pay rent at (i) any of the Loan Parties’ distribution centers or warehouses; (ii) ten (10%) or more of such Loan Party’s Store locations or (iii) any of such Loan Party’s other locations if such failure continues for more than ten (10) days following the day on which such event first came due and, in any such case such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.

6.04         Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators, and carriers) which, if unpaid, would by Law become a Lien upon its property, and (c) all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (x) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (iv) no Lien has been filed with respect thereto or (y) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agent with respect to determining Reserves pursuant to this Agreement.

6.05         Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except (i) to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties, or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

6.06         Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty or condemnation events excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in the case of clauses (a) or (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07         Maintenance of Insurance.

(a)          Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent.

(b)          Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

94

(c)          Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to Real Estate) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(d)          Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.

(e)          Cause business interruption policies to name the Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Third Restatement Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, the Agent, the Agent or any other party shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(f)          Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(g)          Deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence reasonably satisfactory to the Agent of payment of the premium therefor.

(h)          If at any time (i) any building or other improvement included in Eligible Real Estate is located in a designated “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as is reasonable and customary for similarly situated companies, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, or (ii) any Eligible Real Estate is located in a “Zone 1” area as shown on the U.S.G.S. National Seismic Hazard Maps, obtain earthquake insurance in such total amount as is reasonable and customary for similarly situated companies.

(i)          Permit any representatives that are designated by the Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby.

95

None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08         Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws, and (c) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09         Books and Records; Accountants. Maintain proper books of record and account, in which entries full, true and correct in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

6.10         Inspection Rights.

(a)          Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and (in the presence of a Responsible Officer of the Parent or the Lead Borrower) Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that when a Default or an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b)          Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations of the Loan Parties, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan, forecasts and cash flows. The Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Agent and such professionals with respect to one commercial finance examination in each Fiscal Year, provided that, in the event that Availability is at any time less than thirty (30%) percent of the Loan Cap during any Fiscal Year of the Loan Parties, the Agent may conduct two (2) commercial finance examinations in such Fiscal Year, at the Loan Parties’ expense. In addition to the foregoing, the Agent may conduct one additional commercial finance examination in each Fiscal Year at the expense of the Agent and the Lenders and, if a Specified Event of Default has occurred and is continuing, additional commercial finance examinations at the expense of the Loan Parties.

96

(c)          Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Borrower’s Inventory. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to one Inventory appraisal in such Fiscal Year, provided that, in the event that Availability is at any time less than thirty (30%) percent of the Loan Cap during any Fiscal Year of the Loan Parties, the Agent may conduct two (2) Inventory appraisals in such Fiscal Year, at the Loan Parties’ expense. In addition to the foregoing, the Agent may conduct one additional Inventory appraisal in each Fiscal Year at the expense of the Agent and the Lenders and, if a Specified Event of Default has occurred and is continuing, additional Inventory appraisals at the expense of the Loan Parties.

(d)          Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Eligible Real Estate. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to one real estate appraisal in each twenty-four (24) month period. In addition to the foregoing, the Agent may conduct one additional real estate appraisal in each twenty-four (24) month period at the expense of the Agent and the Lenders and, if a Specified Event of Default has occurred and is continuing, additional real estate appraisals at the expense of the Loan Parties.

(e)          Permit the Agent, from time to time, to engage a geohydrologist, an independent engineer or other qualified consultant or expert, reasonably acceptable to the Agent, at the expense of the Loan Parties, to undertake Phase I environmental site assessments during the term of this Agreement of the affected Eligible Real Estate, provided that such assessments may only be undertaken (i) during the continuance of a Default or an Event of Default, or (ii) if a Loan Party receives any notice or obtains knowledge of (A) any potential or known release of any Hazardous Materials at or from any Eligible Real Estate, notification of which must be given to any Governmental Authority under any Environmental Law, or notification of which has, in fact, been given to any Governmental Authority, or (B) any complaint, order, citation or notice with regard to air emissions, water discharges, or any other environmental health or safety matter affecting any Eligible Real Estate from any Governmental Authority (including, without limitation, the Environmental Protection Agency). Environmental assessments may include detailed visual inspections of the affected Eligible Real Estate, including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, if recommended by the Phase I environmental assessment, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as are reasonably necessary for a determination of the compliance of the affected Eligible Real Estate and the use and operation thereof with all applicable Environmental Laws. The Borrowers will, and will cause each of their Subsidiaries to, cooperate in all respects with the Agent and such third parties to enable such assessment and evaluation to be timely completed in a manner reasonably satisfactory to the Agent.

6.11         Additional Loan Parties. Notify the Agent promptly after any Person becomes a Subsidiary that is a direct wholly-owned Subsidiary of a Loan Party, and promptly thereafter (and in any event within thirty (30) days or such longer period as the Agent may agree), cause any such Person (a) which is not a CFC or Excluded Domestic Subsidiary to (i) become a Loan Party by executing and delivering to the Agent a Joinder to this Agreement or a Joinder to the Facility Guaranty or such other documents as the Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral to secure the Obligations, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, if requested by Agent, customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged may be limited to 65% of the outstanding voting Equity Interests of such Subsidiary and 100% of the non-voting Equity Interests of such Subsidiary, in each case in form, content and scope reasonably satisfactory to the Agent. In no event shall compliance with this Section 6.11 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or Guarantor hereunder or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

97

6.12         Cash Management.

(a)          On or prior to the Third Restatement Date:

(i)          deliver to the Agent copies of notifications (each, a “Credit Card Notification”) reasonably satisfactory in form and substance to the Agent which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.21(b); and

(ii)         enter into a Deposit Account Control Agreement satisfactory in form and substance to the Agent with each Controlled Account Bank with respect to each account (other than Excluded Accounts) where two (or such other greater number as determined by the Agent in its reasonable discretion) or more DDAs are concentrated (collectively, the “Controlled Accounts”).

(b)          ACH or wire transfer no less frequently than once each Business Day (and whether or not there are then any outstanding Obligations) to a Controlled Account (or to a deposit account that would become a Controlled Account upon satisfaction of clause (b) above to the extent required) all amounts on deposit in each DDA (net of any minimum balance, not to exceed $50,000, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained (provided that such amount shall not exceed $500,000 in the aggregate for all such DDAs) and all payments due from all Credit Card Issuers and Credit Card Processors.

(c)          After the occurrence and during the continuance of a Cash Dominion Event, cause the ACH or wire transfer to the collection account maintained by the Agent at Bank of America (the “Collection Account”), no less frequently than once each Business Day (and whether or not there are then any outstanding Obligations), all cash receipts and collections received by each Loan Party from all sources, including, without limitation, the following (in each case, other than cash equivalents being held in accordance with the terms of the definition of “Permitted Investments”, cash maintained in the cash registers in the Stores in the normal course of business and consistent with past practices in an amount not to exceed $10,000 with respect to each such location, and amounts held in Excluded Accounts):

(i)          all available cash receipts from the sale of Inventory (including without limitation, proceeds of credit card charges) and other assets (whether or not constituting Collateral);

(ii)         all proceeds of collections of accounts receivable;

(iii)        all cash payments and net proceeds received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event;

(iv)        the then contents of each DDA (net of any minimum balance, not to exceed $50,000, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained, provided that such amount shall not exceed $500,000 in the aggregate for all such DDAs and Controlled Accounts as set forth in clause (v) below); and

98

(v)         the then entire ledger balance of each Controlled Account (net of any minimum balance, not to exceed $50,000, as may be required to be kept in the subject Controlled Account by the Controlled Account Bank, provided that such amount shall not exceed $500,000 in the aggregate for all such Controlled Accounts and DDAs as set forth in clause (iv) above).

(d)          The Collection Account shall at all times be under the sole dominion and control of the Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Collection Account, (ii) the funds on deposit in the Collection Account shall at all times be collateral security for all of the Obligations and (iii) during the continuance of a Cash Dominion Event, the funds on deposit in the Collection Account shall be applied to the Obligations as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections (other than the minimum balances for all DDAs to the extent permitted under this Section 6.12, cash equivalents being held in accordance with the terms set forth in the definition of “Permitted Investments” and cash maintained in the cash registers in the Stores in the normal course of business and consistent with past practices in an amount not to exceed $10,000 with respect to each such location), such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent; provided that the Loan Parties shall be obligated to comply with the provisions of this sentence only after the occurrence and during the continuance of a Cash Dominion Event.

(e)          Upon the request of the Agent, cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Controlled Account to ensure the proper transfer of funds as set forth above.

6.13         Information Regarding the Collateral.

Furnish to the Agent at least fifteen (15) days (or such shorter period as the Agent shall agree) days prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties shall not effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest, subject only to Permitted Encumbrances having priority either pursuant to applicable Law or to the extent expressly permitted to have priority pursuant to the other terms of this Agreement, in all the Collateral for its own benefit and the benefit of the other Credit Parties (to the extent a security interest in such Collateral can be perfected by the filing of a financing statement).

99

6.14         Reserved.

6.15         Environmental Laws.

(a)          Conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) obtain and renew all environmental permits for its operations and properties except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) implement any and all investigation, remediation, removal and response actions that are necessary to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that (i) its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP or (ii) failure to undertake any cleanup, removal, remedial or other action would not reasonably be expected to have a Material Adverse Effect.

6.16         Further Assurances.

(a)          Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which any Agent may request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)          If any material assets are acquired by any Loan Party after the Third Restatement Date (other than (i) assets constituting Collateral under the Security Documents that become subject to the perfected first-priority Lien under the Security Documents upon acquisition thereof and (ii) Excluded Property (as defined in the Security Agreement)), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.16, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.16(b) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.16(b) if such transaction was not otherwise permitted by this Agreement or constitute or be deemed to constitute consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

(c)          Upon the reasonable request of the Agent, cause each of its customs brokers, freight forwarders, consolidators and/or carriers to deliver an agreement (including, without limitation, a Customs Broker/Carrier Agreement) to the Agent covering such matters and in such form as the Agent may reasonably require

100

6.17         Compliance with Terms of Leaseholds.

Except in each case as would not reasonably be expected to have a Material Adverse Effect, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party is a party, keep such Leases in full force and effect (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except in the ordinary course of business, consistent with past practices, and (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default.

6.18         Material Contracts. Except in each case as would not reasonably be expected to have a Material Adverse Effect, (a) perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect except to the extent such Material Contract is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, consistent with past practices, and (c) enforce each such Material Contract in accordance with its terms.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01         Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02         Investments. Make any Investments, except Permitted Investments.

7.03         Indebtedness; Disqualified Stock; Equity Issuances

(a)          Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness. The accrual of interest and the accretion or amortization of original issue discount on Indebtedness and the payment of interest in the form of additional Indebtedness originally incurred in accordance with this Section 7.03 will not constitute an incurrence of Indebtedness. In the event that any item of Indebtedness meets more than one of the categories set forth in the definition of “Permitted Indebtedness”, the Lead Borrower may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one or more of such clauses at its election;

(b) issue Disqualified Stock; or

(c) issue and sell any other Equity Interests unless (i) such Equity Interests shall be issued solely by the Parent and not by a Subsidiary of a Loan Party, (ii) such Equity Interests provide that all dividends and other Restricted Payments in respect thereof shall be made solely in additional shares of such Equity Interests, in lieu of cash, (iii) such Equity Interests shall not be subject to redemption other than redemption at the option of the Parent and in accordance with the limitations contained in this Agreement, and (iv) all Restricted Payments in respect of such Equity Interests are expressly subordinated to the Obligations.

101

7.04         Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a)          any Subsidiary which is not a Loan Party may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b)          any Subsidiary which is a Loan Party may merge into any Subsidiary which is a Loan Party or into a Borrower, provided that in any merger involving a Borrower, a Borrower shall be the continuing or surviving Person;

(c)          in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and such Person shall become a Loan Party in accordance with the provisions of Section 6.11 hereof, and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person;

(d)          any Loan Party or any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party; and (ii) any Subsidiary which is not a Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary which is not a Loan Party;

(e)          any Guarantor (subject to compliance with Section 6.13, as applicable) or any Subsidiary which is not a Loan Party may liquidate or dissolve or change its legal form if the Parent determines in good faith that such action is in the best interests of the Parent and its Subsidiaries and is not materially disadvantageous to the Lenders; and (ii) subject to compliance with Section 6.13, as applicable, any Borrower may change its legal form if the Parent determines in good faith that such action is in the best interests of the Parent and its Subsidiaries and is not materially disadvantageous to the Lenders; and

(f)          a merger, dissolution, amalgamation or consolidation, the purpose of which is to effect a Permitted Disposition, shall be permitted.

7.05         Dispositions. Make any Disposition except Permitted Dispositions.

7.06         Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that each of the following shall be permitted so long as no Default or Event of Default shall have occurred and be continuing prior, or immediately after giving effect, to the following, or would result therefrom:

(a)          each Loan Party or Subsidiary of a Loan Party may make Restricted Payments to any other Loan Party;

102

(b)          the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)          if the Restricted Payment Conditions are satisfied, the Loan Parties and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it;

(d)          if the Restricted Payment Conditions are satisfied, the Parent may declare or pay cash dividends to its stockholders;

(e)          each Subsidiary that is not a Loan Party may make Restricted Payments to any other Subsidiary that is not a Loan Party (and in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to such other Subsidiary and to each other owner of Equity Interests of such Subsidiary based upon their relative ownership interests of the relevant class of Equity Interests);

(f)          the Parent may pay for and otherwise effect the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent by any employee, director or officer of the Parent or any of its Subsidiaries pursuant to any equity plan, stock option plan or any other benefit plan or any agreement with any employee, director or officer of the Parent or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (f) shall not exceed $1,000,000 in any calendar year;

(g)          any Loan Party and each Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Investment and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion; and

(h)          any foreign Subsidiary may make Restricted Payments to any direct or indirect Subsidiary of the Parent so long as an amount equal to such Restricted Payments made by such foreign Subsidiary is transferred to a Loan Party substantially concurrently with such Restricted Payment.

7.07         Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness (other than the Obligations or Indebtedness between Loan Parties), or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) as long as no Default or Event of Default then exists, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of (i) Permitted Indebtedness (other than Subordinated Indebtedness), and (ii) Subordinated Indebtedness in accordance with the subordination terms thereof, (b) voluntary prepayments, repurchases, redemptions or defeasances of (i) Permitted Indebtedness (but excluding on account of any Subordinated Indebtedness) as long as the Payment Conditions are satisfied, and (ii) Subordinated Indebtedness in accordance with the subordination terms thereof and as long as the Payment Conditions are satisfied, and (c) Permitted Refinancings of any such Indebtedness.

7.08         Change in Nature of Business.

(a)          In the case of the Parent, engage in any business or activity other than (a) the direct or indirect ownership of all outstanding Equity Interests in the other Loan Parties, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section 7.08(a).

103

(b)          In the case of each of the Loan Parties, engage in any line of business substantially different from the business conducted by the Loan Parties and their Subsidiaries on the Third Restatement Date or any business reasonably related or incidental thereto.

7.09         Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, (b) transactions described on Schedule 7.09 hereto, (c) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (d) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Parent or any of its Subsidiaries, and (e) as long as no Change of Control results therefrom, any issuances of securities of the Parent (other than Disqualified Stock and other Equity Interests not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Parent) of the Parent or any of its Subsidiaries.

7.10         Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (d) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; (B) customary anti-assignment provisions in contracts restricting the assignment thereof or in contracts for the Disposition of any assets or any Person, provided that the restrictions in any such contract shall apply only to the assets or Person that is to be Disposed of; (C) provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such lease or restricting subletting or assignment of such lease; (D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are not prohibited hereunder; (E) customary restrictions arising under licenses and other contracts entered into in the ordinary course of business; (F) Contractual Obligations which (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.10) are listed on Schedule 7.10 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Permitted Refinancing of such Indebtedness so long as such Permitted Refinancing does not expand the scope of such Contractual Obligation; (G) Contractual Obligations which are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary, or (H) restrictions imposed by any agreement governing Indebtedness entered into after the Second Restatement Date and permitted under Section 7.03, which are, taken as a whole, no more restrictive to the Parent or any Subsidiary than customary market terms for Indebtedness of such type and which will not affect the obligation or the ability of the Loan Parties to make payments, grant Liens or otherwise comply with the Loan Documents provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Lead Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

104

7.11         Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, or (b) for any purposes other than (i) to refinance the Indebtedness under the Existing Credit Agreement, (ii) the acquisition of working capital assets in the ordinary course of business, (iii) to finance Capital Expenditures and Restricted Payments of the Loan Parties, and (iv) for general corporate purposes, in each case to the extent expressly permitted under Law and the Loan Documents.

7.12         Amendment of Material Documents.

Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Credit Parties, or (b) any Material Contract or Material Indebtedness (other than on account of any Permitted Refinancing thereof), in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Credit Parties, or otherwise would be reasonably likely to have a Material Adverse Effect.

7.13         Fiscal Year.

Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14         Deposit Accounts; Credit Card Processors.

Open any new DDA that would constitute a Controlled Account unless the Loan Parties deliver to the Agent appropriate Deposit Account Control Agreements consistent with the provisions of Section 6.12 and otherwise satisfactory to the Agent. No Loan Party shall maintain any bank accounts or enter into any agreements with Credit Card Issuers or Credit Card Processors other than the ones expressly contemplated herein or in Section 6.12 hereof.

7.15         Consolidated Fixed Charge Coverage Ratio.

During the continuance of a Covenant Compliance Event, permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of each Fiscal Quarter for the most recently completed Measurement Period, to be less than 1.0.1.0.

105

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default. Any of the following shall constitute an Event of Default:

(a)          Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid, (i) any amount of principal of, any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) any interest on any Loan or on any L/C Obligation or any fee due hereunder which failure continues for three (3) Business Days, or (iii) any other amount payable hereunder or under any other Loan Document which failure continues for five (5) Business Days; or

(b)          Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05(a) (as it relates to a Loan Party), 6.07, 6.10, 6.11, 6.12, or 6.13 or Article VII; or

(c)          Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Agent to the Lead Borrower; or

(d)          Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or

(e)          Cross-Default. Any Loan Party (A) fails to make any payment when due after giving effect to any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)          Insolvency Proceedings, Etc. (i) Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 45 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 45 calendar days, or an order for relief is entered in any such proceeding, or (ii) any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business; or

106

(g)          Attachment. Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issuance or levy; or

(h)          Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i)          ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000 or which would reasonably likely result in a Material Adverse Effect; or

(j)          Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral (other than an immaterial portion of the Collateral), with the priority required by the applicable Security Document; or

(k)          Change of Control. There occurs any Change of Control; or

(l)          Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party shall take any action, or shall make a determination, whether or not yet formally approved by any Loan Party’s management or board of directors, to (i) suspend the operation of all or a material portion of its business in the ordinary course, (ii) suspend the payment of any material obligations in the ordinary course or suspend the performance under material contracts in the ordinary course, (iii) solicit proposals for the liquidation of, or undertake to liquidate, all or a material portion of its assets or Store locations, or (iv) solicit proposals for the employment of, or employ, an agent or other third party to conduct a program of closings, liquidations, or “Going-Out-Of-Business” sales of any material portion of its business; or

(m)          Loss of Collateral. There occurs any uninsured casualty loss to any material portion of the Collateral; or

107

(n)          Breach of Material Contracts. Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure, default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract; or

(o)          Indictment. Other than pursuant to the Lacey Act DOJ Plea Agreement, any Loan Party is criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business or charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral and such indictment, conviction or charge remains unquashed or undismissed for a period of ninety (90) days or more and, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(p)          Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness or such holder shall fail to comply with such Subordination Provisions; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02         Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders (or, in the event that there are only two (2) Lenders hereunder, any Lender so long as such Lender is a Lender as of the Third Restatement Date and maintains a Commitment not less than the Commitment of such Lender as of the Third Restatement Date) shall, take any or all of the following actions:

(a)          declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligations shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations (excluding Other Liabilities not then due and payable) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)          require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d)          whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

108

provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans, all interest accrued thereon and all other Obligations shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender. Notwithstanding anything to the contrary in this Agreement, the remaining balance of the Cash Collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, all Commitments have been terminated and all Obligations (other than contingent Obligations that by their terms survive the termination of this Agreement) have been paid in full in immediately available funds.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03         Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Obligations have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities (including indemnities due under Section 10.03 hereof), Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer (including Credit Party Expenses to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting principal and accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Committed Loans, L/C Borrowings and other Obligations (but excluding Other Liabilities), and fees (including Letter of Credit Fees and Commitment Fees), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Committed Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Sixth held by them;

109

Seventh, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Eighth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Eighth held by them;

Ninth, to payment of that portion of the Obligations arising from Cash Management Services, ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of all other Obligations arising from Bank Products, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Notwithstanding anything to the contrary in this Agreement, the remaining balance of the Cash Collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, all Commitments have been terminated and all Obligations (other than contingent Obligations that by their terms survive the termination of this Agreement) have been paid in full in immediately available funds.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to the Obligations otherwise set forth above in this Section.

ARTICLE IX
THE AGENT

9.01         Appointment and Authority.

Each of the Lenders (in its capacity as a Lender), the Swing Line Lender and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the other Credit Parties, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

110

9.02         Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.03         Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Applicable Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Lenders (as the Agent shall believe in good faith shall be necessary under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties, a Lender or the L/C Issuer. In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to each of the other Credit Parties. Upon the occurrence of a Default or an Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

111

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04         Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05         Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06         Resignation of Agent The Agent may at any time give written notice of its resignation to the Lenders, the L/C Issuer and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

112

9.07         Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08         No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent, a Lender or the L/C Issuer hereunder.

9.09         Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Agent and such Credit Parties under Sections 2.03(i), 2.03(j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

113

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Credit Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Credit Party or to authorize the Agent to vote in respect of the claim of any Credit Party in any such proceeding.

9.10         Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a)          to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and the expiration, termination or Cash Collateralization of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b)          to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and

(c)          to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11         Notice of Transfer.

The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.12         Reports and Financial Statements.

By signing this Agreement, each Lender:

(a)          agrees to furnish the Agent after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender and if such notice is received, the Agent shall be entitled to assume that the only amounts due to such Lender on account of Other Liabilities is the amount set forth in such notice;

114

(b)          is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Lead Borrower hereunder;

(c)          is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(d)          expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Borrowing Base Certificates, financial statements or Reports, and shall not be liable for any information contained in any Borrowing Base Certificate, financial statement or Report;

(e)          expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel;

(f)          agrees to keep all Borrowing Base Certificates, financial statements and Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(g)          without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13         Agency for Perfection.

Each Credit Party hereby appoints each other Credit Party as agent for the purpose of perfecting Liens for the benefit of the Credit Parties, in assets which, in accordance with Article 9 of the UCC or any other Law of the United States can be perfected only by possession or control. Should any Credit Party (other than the Agent) obtain possession or control of any such Collateral, such Credit Party shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent's instructions.

115

9.14         Indemnification of Agent. Without limiting the obligations of Loan Parties hereunder, to the extent that the Loan Parties for any reason fails to indefeasibly pay any amount required under Section 10.04 to be paid by them to the Agent (or any sub-agent thereof), the Lenders shall indemnify the Agent, any sub-agent thereof, the L/C Issuer and any Related Party, as the case may be ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, any sub-agent thereof, the L/C Issuer and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, any sub-agent thereof, the L/C Issuer and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, any sub-agent’s, the L/C Issuer’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15         Relation among Lenders The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

ARTICLE X
MISCELLANEOUS

10.01         Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)          increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(ii)         as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) of principal, interest, fees or other amounts due to such Lender hereunder or under any of the other Loan Documents without the written consent of such Lender, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Commitments hereunder or under any other Loan Document, without the written consent of such Lender;

(iii)        as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(iv)        as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of such Lender;

(v)         change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender;

116

(vi)        except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written consent of each Lender;

(vii)       except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written consent of each Lender;

(viii)      change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written consent of each Lender, provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves;

(ix)         modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as otherwise provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written consent of each Lender; and

(x)          except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of any Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the Applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b)          Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party, and (y) any Loan Document may be amended and waived with the consent of the Agent at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

117

(c)          If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02         Notices; Effectiveness; Electronic Communications.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, telecopier number, electronic mail address or telephone number as follows:

(i)          if to the Loan Parties, the Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)         if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)          Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

118

(c)          Change of Address, Etc. Each of the Loan Parties, the Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)          Reliance by Agent, L/C Issuer and Lenders. The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03         No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, or (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13); and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

119

10.04         Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.

(b)          Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable and documented fees, disbursements and other charges of counsel, but limited to (i) one firm of outside counsel for all Indemnitees and (ii) one firm of local counsel for all Indemnitees in each appropriate jurisdiction (provided that, if an Indemnitee notifies the Lead Borrower that such firm’s representation of such Indemnitee would be inappropriate due to an actual or potential conflict of interest, such Indemnitee shall be entitled to engage one firm of outside counsel representing such Indemnitee), but excluding Taxes, which shall be governed by Section 3.01), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit and any other Person seeking to enforce the rights of a Borrower, beneficiary, transferee, or assignee or Letter of Credit proceeds or the holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Controlled Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the Indemnitees shall remain liable for any direct or actual damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitees’ gross negligence, willful misconduct, bad faith or material breach hereunder or under any other Loan Document.

120

(d)          Payments. All amounts due under this Section shall be payable on demand therefor.

(e)          Limitation of Liability. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f)          Survival. The agreements in this Section shall survive the resignation of any Agent, the L/C Issuer or the Swing Line Lender, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05         Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06         Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

121

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)         in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall be $5,000,000 or a whole multiple in excess thereof unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed, and shall be deemed given by the Lead Borrower if the Lead Borrower has not responded to such request for consent within five (5) Business Days); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed and shall be deemed given by the Lead Borrower if the Lead Borrower has not responded to such request for consent within five (5) Business Days) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and

(B)         the consent of the Agent, the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

122

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)         No Assignment to Certain Persons. No such assignment shall be made (A) to the Loan Parties or any of the Loan Parties’ Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a Disqualified Lender, or (D) to a natural Person.

(vi)        Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

123

(c)          Register. The Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. (i) Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

(ii)         Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (iv), (vi) and (vii) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.02 as though it were a Lender.

(iii)        Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

124

(e)          Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)          Resignation as L/C Issuer or Swing Line Lender after Assignment or Resignation. Any resignation by Bank of America as Agent pursuant to Section 9.06 hereof shall also constitute its resignation as L/C Issuer and as Swing Line Lender.

10.07         Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Third Restatement Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

125

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal and state securities Laws.

10.08         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Lead Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09         Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans and other Obligations (other than Other Liabilities not then due and owing) or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous letters of intent, commitment letters, agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto provided that the Fee Letter shall survive the execution and delivery of this Agreement and shall continue to be a binding obligation of each of the parties thereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

126

10.11         Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than contingent indemnity obligations for which claims have not been asserted) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration of the Letters of Credit or the termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Obligations that may thereafter arise under Section 10.04 hereof.

10.12         Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited

10.13         Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)          the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

127

(c)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)          such assignment does not conflict with Laws; and

(e)          in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14         Governing Law; Jurisdiction; Etc.

(a)          GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.

(b)          SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender, the l/c Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

128

(c)          WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.15         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16         No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

129

10.17         USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Loan Parties shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.18         Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person" or in any manner violative of any such order.

10.19         Time of the Essence. Time is of the essence of the Loan Documents.

10.20         Reserved.

10.21         Press Releases. .Each Credit Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Parent or its Subsidiaries without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable law and then, in any event, such Credit Party or Affiliate will consult with the Lead Borrower before issuing such press release or other public disclosure. Subject to the foregoing, each Loan Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof and reasonably cooperate with the Lead Borrower in connection with any modifications requested by the Lead Borrower. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

130

10.22         Additional Waivers.

(a)          The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party, or (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments). The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise.

(b)          To the fullest extent permitted by Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all of the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party.

(c)          Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all of the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an "Accommodation Payment"), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower's Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the "Allocable Amount" of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower "insolvent" within the meaning of Section 101 (32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act ("UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

131

10.23         No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.24         Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.25         Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.26         Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Facility Guaranty or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Facility Guaranty voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Payment in Full of the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

132

10.27         Conflict of Terms.

Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

10.28         Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

133

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWERS:

LUMBER LIQUIDATORS, INC., as Lead Borrower and as a Borrower

By:	/s/ Gregory A. Whirley, Jr.

Name:	Gregory A. Whirley, Jr.

Title:	Interim Chief Financial Officer and Treasurer

LUMBER LIQUIDATORS SERVICES, LLC, as a Borrower

By:	LUMBER LIQUIDATORS, INC., its Manager

By:	/s/ Gregory A. Whirley, Jr.

Name:	Gregory A. Whirley, Jr.

Title:	Interim Chief Financial Officer and Treasurer

GUARANTORS:

LUMBER LIQUIDATORS HOLDINGS, INC., as Parent and as a Guarantor

By:	/s/ Gregory A. Whirley, Jr.

Name:	Gregory A. Whirley, Jr.

Title:	Interim Chief Financial Officer

134

LUMBER LIQUIDATORS LEASING, LLC, as a Guarantor

By:	LUMBER LIQUIDATORS, INC., its Manager

By:	/s/ Gregory A. Whirley, Jr.

Name:	Gregory A. Whirley, Jr.

Title:	Interim Chief Financial Officer and Treasurer

LUMBER LIQUIDATORS PRODUCTION, LLC, as a Guarantor

By:	LUMBER LIQUIDATORS, SERVICES, LLC, its Manager

	By:	LUMBER LIQUIDATORS, INC., its Manager

By:	/s/ Gregory A. Whirley, Jr.

Name:	Gregory A. Whirley, Jr.

Title:	Interim Chief Financial Officer and Treasurer

Lumber Liquidators Foreign Holdings, LLC, as a Guarantor

By:	LUMBER LIQUIDATORS HOLDINGS, INC., its Manager

By:	/s/ Gregory A. Whirley, Jr.

Name:	Gregory A. Whirley, Jr.

Title:	Interim Chief Financial Officer

135

Lumber Liquidators Foreign Operations LLC, as a Guarantor

By:	LUMBER LIQUIDATORS, FOREIGN HOLDINGS, LLC, its Manager

	By:	LUMBER LIQUIDATORS HOLDINGS, INC., its Manager

By:	/s/ Gregory A. Whirley, Jr.

Name:	Gregory A. Whirley, Jr.

Title:	Interim Chief Financial Officer

136

bank of america, n.a., as Agent

By:	/s/ Matthew Potter

Name:	Matthew Potter

Title:	Vice President

137

bank of america, n.a., as a Lender, as L/C Issuer, and as Swing Line Lender

By:	/s/ Matthew Potter

Name:	Matthew Potter

Title:	Vice President

138

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Cory Loftus

Name:	Cory Loftus

Title:	Director

139

EXHIBIT A-1

Form of Committed Loan Notice

COMMITTED LOAN NOTICE

Date: ____________________

To:	Bank of America, N.A., as Agent

Ladies and Gentlemen:

Reference is made to the Third Amended and Restated Credit Agreement dated as of August 17, 2016 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by and among (i) Lumber Liquidators, Inc., a Delaware corporation (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, and (v) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

1.	The Lead Borrower hereby requests [a Committed Borrowing][a Conversion of Committed Loans from one Type to the other][a continuation of LIBOR Rate Loans][1]:

(a)	On _________________(a Business Day) [2]

(b)	In the amount of $_____________________[3]

(c)	Comprised of __________________ (Type of Committed Loan) [4]

(d)	For LIBOR Rate Loans: with an Interest Period of _____ months [5]

1 A Committed Borrowing must be a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 of the Credit Agreement.

2 Each notice of a Committed Borrowing, a Conversion of Committed Loans from one Type to the other, or a continuation of LIBOR Rate Loans must be received by the Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of LIBOR Rate Loans or of any Conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) one (1) Business Day prior to the requested date, or, at the discretion of the Agent, on the requested date of any Borrowing of Base Rate Loan.

3 Each Borrowing of, Conversion to, or continuation of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c), 2.04(b) or (c) of the Credit Agreement, each Borrowing of or Conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

4 Committed Loans may be either Base Rate Loans or LIBOR Rate Loans. If the Type of Committed Loan is not specified or a timely notice requesting a Conversion or continuation is not given, then the applicable Committed Loans will be made as, or Converted to, Base Rate Loans.

5 The Lead Borrower may request a Borrowing of, Conversion to, or continuation of LIBOR Rate Loans with an Interest Period of one, two, three or six months. If no election of Interest Period is specified, then the Lead Borrower will be deemed to have specified an Interest Period of one month. After giving effect to all Committed Borrowings, all Conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to LIBOR Rate Loans.

The Lead Borrower hereby represents and warrants that (a) the Committed Borrowing requested herein complies with Section 2.02 and the other provisions of the Credit Agreement and (b) the conditions specified in Sections 4.01 and 4.02 of the Credit Agreement have been satisfied on and as of the date of the applicable Committed Borrowing.

[signature page follows]

Dated as of the date above first written.

LUMBER LIQUIDATORS, INC., as the Lead Borrower

By:
Name:
Title:

Signature Page to Committed Loan Notice

EXHIBIT A-2

Form of Swing Line Loan Notice

SWING LINE LOAN NOTICE

Date: _____________________

To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Agent

Ladies and Gentlemen:

Reference is made to the Third Amended and Restated Credit Agreement dated as of August 17, 2016 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by and among (i) Lumber Liquidators, Inc., a Delaware corporation (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, and (v) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The Lead Borrower hereby requests a Swing Line Borrowing:

1. On (a Business Day) 1

2. In the amount of $______________________2

The Swing Line Borrowing requested herein complies with the provisions of Section 2.04 of the Credit Agreement.

[signature page follows]

1 Each notice of a Swing Line Borrowing must be received by the Swing Line Lender and the Agent not later than 2:00 p.m. on the requested date of any Swing Line Borrowing.

2 Each Swing Line Borrowing must be in a minimum amount of $100,000.

Dated as of the date above first written.

LUMBER LIQUIDATORS, INC., as the Lead Borrower

By:
Name:
Title:

Signature Page to Swing Line Loan Notice

EXHIBIT B

Form of COMMITTED LOAN Note

COMMITTED LOAN NOTE

$_______________	_______________________

FOR VALUE RECEIVED, the undersigned (individually, a “Borrower” and, collectively, the “Borrowers”) jointly and severally promise to pay to the order of _____________________ (hereinafter, with any subsequent holders, the “Lender”), c/o Bank of America, N.A., 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, the principal sum of ___________________ ($______________), or, if less, the aggregate outstanding principal balance of Committed Loans made by the Lender to or for the account of the Borrowers pursuant to the Third Amended and Restated Credit Agreement dated as of August 17, 2016 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by and among (i) Lumber Liquidators, Inc., a Delaware corporation (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, and (v) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), with interest at the rate and payable in the manner stated therein.

This “Committed Loan Note” is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Committed Loan Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Agent’s books and records concerning the Committed Loans, the accrual of interest thereon, and the repayment of such Committed Loans, shall be conclusive, absent manifest error, evidence of the indebtedness to the Lender hereunder.

No delay or omission by the Agent or the Lender in exercising or enforcing any of the Agent’s or the Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

1

Each Borrower and each endorser of this Committed Loan Note, waives presentment, demand, notice (except as expressly provided in the Credit Agreement), and protest, and also waives any delay on the part of the holder hereof. Each Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Agent and/or the Lender with respect to this Committed Loan Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of any Borrower or any other Person obligated on account of this Committed Loan Note.

This Committed Loan Note shall be binding upon each Borrower and each endorser hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and permitted assigns.

The liabilities of each Borrower and of any endorser of this Committed Loan Note, are joint and several, provided, however, the release by the Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Committed Loan Note. Each reference in this Committed Loan Note to any Borrower, any endorser is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Committed Loan Note may seek contribution from any other Person also obligated unless and until all of the Obligations have been paid in full in cash.

THIS COMMITTED LOAN NOTE and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this COMMITTED LOAN NOTE and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.

EACH Borrower iRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS COMMITTED LOAN NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH Borrower IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH Borrower AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS COMMITTED LOAN NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS COMMITTED LOAN NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY Borrower OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

2

EACH Borrower IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITTED LOAN NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. EACH BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrowers contemplated by this Committed Loan Note, are each relying thereon. EACH BORROWER AND ENDORSER, AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITTED LOAN NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS COMMITTED LOAN NOTE AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN AND THEREIN.

[SIGNATURE PAGES FOLLOW]

3

IN WITNESS WHEREOF, each Borrower has caused this Committed Loan Note to be duly executed as of the date set forth above.

BORROWERS:

LUMBER LIQUIDATORS, INC.

By:
Name:
Title:

LUMBER LIQUIDATORS SERVICES, LLC

By: LUMBER LIQUIDATORS, INC., its Manager

By:
Name:
Title:

Signature Page to Committed Loan Note

Exhibit C

FORM OF COMPLIANCE CERTIFICATE

Date of Certificate: _________________

To: Bank of America, N.A., as Agent

Ladies and Gentlemen:

Reference is made to the Third Amended and Restated Credit Agreement dated as of August 17, 2016 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by and among (i) Lumber Liquidators, Inc., a Delaware corporation (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, and (v) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The undersigned, in his representative capacity as a duly authorized and acting Responsible Officer of the Lead Borrower, hereby certifies on behalf of the Lead Borrower and each of the other Loan Parties as of the date hereof the following:

1.	No Defaults or Events of Default.

(a)	Since __________,[1] and except as set forth in Appendix I, no Default or Event of Default has occurred.

(b)	If a Default or Event of Default has occurred since __________,[2] the Loan Parties have taken or propose to take those actions with respect to such Default or Event of Default as described on said Appendix I.

2.	Consolidated Fixed Charge Coverage Ratio.

Set forth in Appendix II, in reasonable detail (whether or not compliance with the covenant set forth in Section 7.15 of the Credit Agreement is then required), are calculations demonstrating the Consolidated Fixed Charge Coverage Ratio, calculated in accordance with the terms of the Credit Agreement, with respect to the Measurement Period most recently ended.

1 The date of the last Compliance Certificate delivered pursuant to Section 6.02 of the Credit Agreement, or, in the case of the first Compliance Certificate delivered after the Closing Date, the Closing Date.

2 The date entered in paragraph 1(a) above.

3.	Financial Statements.

[Use following paragraph (a) for Fiscal Year-end financial statements]

(a)	Attached hereto as Appendix III are the financial statements of the Parent and its Subsidiaries, as required by Section 6.01(a) of the Credit Agreement for such Fiscal Year ending ______________, all in reasonable detail and accompanied by such materials as are required to be delivered pursuant to Section 6.01(a) of the Credit Agreement (all of the foregoing, collectively, the “Annual Financial Statements”).

[Use following paragraph (b) for Fiscal Quarter-end financial statements]

(b)	Attached hereto as Appendix III are the Consolidated balance sheet of the Parent and its Subsidiaries, as required by Section 6.01(b) of the Credit Agreement for the Fiscal Quarter ending ___________, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail and accompanied by such materials as are required to be delivered pursuant to Section 6.01(b) of the Credit Agreement (all of the foregoing, collectively, the “Quarterly Financial Statements”).

[Use following paragraph (c) for month-end financial statements]

(c)	Attached hereto as Appendix III are the Consolidated balance sheet of the Parent and its Subsidiaries, as required by Section 6.01(c) of the Credit Agreement for the month ending ___________, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such month and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding month of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail and accompanied by such materials as are required to be delivered pursuant to Section 6.01(c) of the Credit Agreement (all of the foregoing, collectively, the “Monthly Financial Statements”).

4.	No Material Accounting Changes, Etc.

(a)	The [Annual Financial Statements][Quarterly Financial Statements][Monthly Financial Statements]furnished to the Agent for the [Fiscal Year/Fiscal Quarter/month] ended ___________ were prepared in accordance with GAAP and fairly present in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries, as of the end of the period(s) covered, [subject only to normal year-end audit adjustments and the absence of footnotes] [3], and such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Parent and its Subsidiaries.

3 Insert this bracketed text if this Compliance Certificate is being delivered with the Quarterly Financial Statements or Monthly Financial Statements.

(b)	Except as set forth in Appendix IV, there has been no change in generally accepted accounting principles used in the preparation of the [Annual Financial Statements][Quarterly Financial Statements][Monthly Financial Statements]furnished to the Agent for the [Fiscal Year/Fiscal Quarter/month] ended ___________. If any such change has occurred, a statement of reconciliation conforming such financial statements to GAAP is attached hereto in Appendix IV.

5.	New Intellectual Property Collateral.

Except as set forth in Appendix V, the Loan Parties have not acquired any new federally registered Intellectual Property Collateral (as defined in the Security Agreement) since the date of the last Compliance Certificate.

[signature page follows]

IN WITNESS WHEREOF, a duly authorized and acting Responsible Officer of the Lead Borrower, on behalf of the Lead Borrower and each of the other Loan Parties, has duly executed this Compliance Certificate as of ____________, 201_.

LEAD BORROWER:

LUMBER LIQUIDATORS, INC.

By:
Name:
Title:

Signature Page to Compliance Certificate

APPENDIX I

Except as set forth below, no Default or Event of Default has occurred. [If a Default or Event of Default has occurred, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Loan Parties to be taken on account thereof.]

APPENDIX II

Consolidated Fixed Charge Coverage Ratio

The following is a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio:

1. Consolidated EBITDA for such period (all calculated on a Consolidated basis in accordance with GAAP):

(a)	Consolidated Net Income of the Parent and its Subsidiaries:	__________________

Plus the following, to the
extent deducted in determining Consolidated Net
Income:

(b)	Consolidated Interest Charges:	__________________

(c)	the provision for Federal, state, provincial,
	municipal, local and foreign income Taxes:	__________________

(d)	depreciation and amortization expense:	__________________

(e)	other non-recurring expenses reducing such
Consolidated Net Income which do not represent
	a cash item in such period or any future period:	__________________

(f)	costs, fees and expenses incurred in connection with
the Loan Documents and other transactions occurring on
or about the Third Restatement Date and the Existing
Credit Agreement and other transactions occurring on or
	about the Second Restatement Date:	__________________

(g)	impairment charges and asset write-offs pursuant
	to GAAP and any non-cash stock compensation expenses:	__________________

(h)	non-cash or non-recurring cash charges, losses or costs
(including fines, penalties or settlement costs) incurred or paid during such period relating to the litigation disclosed on
Schedule 5.06 of the Credit Agreement, including, without
limitation, the CARB Settlement Agreement, the CPSC Settlement
Agreement, the securities litigation, the derivative litigation, the multi-district products liability litigation and the litigation relating to abrasion claims or any and all litigation filed against the Loan Parties or their Affiliates with respect to the subject of the March 1, 2015 60 Minutes report on the Lead Borrower
and its business (and any subsequent media reports with respect to the subject of such 60 Minutes report), to the extent disclosed to the Agent in writing on or before July 28, 2016, including, without limitation, all legal expenses incurred during such period and owing to outside legal counsel in connection therewith,
and all costs and expenses incurred or paid during such period relating to the formaldehyde testing and remediation process implemented by Parent and its Subsidiaries, provided that any cash charges, losses, costs or other amounts included in this clause (h) shall not exceed the amount of $30,000,000 in the aggregate for all periods
	(excluding, for the avoidance of doubt, the periods ending September 30, 2015, December 31, 2015, March 31, 2016 and June 30, 2016):	_________________

(i)	other non-cash restructuring, severance and integration
charges reducing such Consolidated Net Income (provided
that if any such non-cash charge represents an accrual or
reserve for potential cash items in any future period with
cash, payment in respect thereof in such future period
shall be subtracted from Consolidated EBITDA to
such extent in such future period):

Minus the following, to the
	extent included in Consolidated Net Income:	__________________

(j)	Federal, state, local and foreign income tax credits:	__________________

(k)	all non-cash items increasing Consolidated Net Income:	__________________

(l)	Consolidated EBITDA [The sum of Lines 1(a) through 1(i),
	minus the sum of Lines 1(j) through 1(k)] [4]:	__________________

2.	Minus the following:

(a)	Capital Expenditures made during such period:	__________________

(b)	the aggregate amount of Federal, state, local
and foreign income taxes paid in cash
(net of Federal, state, local and foreign income tax
refunds received during such period)
	(but not less than zero):	__________________

3.	Line 1(l), minus the sum of Lines 2(a) and 2(b):	__________________

4.	Debt Service Charges:

(a)	Consolidated Interest Charges paid or required
	to be paid:	__________________

Plus

(b)	scheduled principal payments made or required to be made
on account of Indebtedness (excluding the Obligations
and any Synthetic Lease Obligations but including,
	without limitation, Capital Lease Obligations):	__________________

4 Consolidated EBITDA for the Parent and its Subsidiaries will be deemed to equal (i) $(2,751,594) for the period ending September 30, 2015, (ii) $2,150,666 for the period ending December 31, 2015, (iii) $(5,586,769) for the period ending March 31, 2016, and (iv) $(6,003,555) for the period ending June 30, 2016.

	(c) Debt Service Charges [The sum of Lines 4(a) and 4(b)]:	__________________

5.	CONSOLIDATED FIXED CHARGE COVERAGE RATIO
calculated as of the last day of each
Fiscal Quarter for the most recently
completed Measurement Period
	[Line 3 divided by Line 4(c)]:	__________________

B. Covenant: During the continuance of a Covenant Compliance Event, permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of each Fiscal Quarter for the most recently completed Measurement Period, to be less than 1.0:1.0.5

1. Is the Consolidated Fixed Charge Ratio required to be tested? Yes _________ No _________

2. If required to be tested, are the Loan Parties in compliance? Yes _________ No _________

5 Tested during Covenant Compliance Event. “Covenant Compliance Event” means that Availability at any time is less than the greater of (i) 10% of the Loan Cap or (ii) $15,000,000. For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing until Availability has exceeded the greater of (i) 10% of the Loan Cap or (ii) $15,000,000 for thirty (30) consecutive days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of the Credit Agreement.

APPENDIX III

(Financial Statements)

[see attached]

APPENDIX IV

(GAAP)

[see attached]

APPENDIX V

(NEW INTELLECTUAL PROPERTY COLLATERAL)

[see attached]

Exhibit D

Lumber Liquidators, Inc.

Borrowing Base Certificate

Email to:

	Certificate Date	
Inventory as of: ____________		
LESS:		
	Total Inventory Ineligibles / Reserves	
Eligible Inventory		
NOLV		
Advance Rate		90.0%
Total Inventory Availability		$ -
Credit Card Receivables as of: ____________		
LESS:	Outstanding Fees	
	Amounts Older Than Five Business Days	
	Total Ineligible Credit Card Receivables	
Eligible Credit Card Receivables		
Advance Rate:		90.0%
Credit Card Receivables Availability		$ -
Appraised value of Eligible Real Estate:		
Real Estate Advance Rate: (initially 50%, 45% in year 2, 40% in year 3, 35% year 4 and 30% year 5)		50.0%
Real Estate Availability ***(not to exceed $20,000,000 and capped at 25% of Borrowing Base)***		$ -
LESS: Availability Reserves:		
Total Availability Reserves		$ -
Lesser of the Aggregate Commitments or the Borrowing Base ("Loan Cap") (not to exceed $150 million)		$ -

AVAILABILITY CALCULATION

Beginning Principal Balance			
	ADD:	Prior days advance	$ -
	ADD:	Interest / Fees charged today	$ -
	LESS:	Prior day's paydown	$ -
Ending principal balance			$ -
	ADD:	Standby Letters of Credit	
	ADD:	Commercial Letters of Credit	$ -
Total loan balance and L/Cs prior to request			$ -
Availability prior to today's request			$ -
ADVANCE REQUEST			$ -
PAY DOWN			$ -
Availability			$ -

The undersigned, a Responsible Officer (as defined in the Credit Agreement referred to below) of LUMBER LIQUIDATORS, INC., a Delaware corporation (the "Lead Borrower"), represents and warrants that (a) the information set forth above and the supporting documentation delivered in connection herewith have been prepared in accordance with the requirements of that certain Third Amended and Restated Credit Agreement dated as of August __, 2016 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the "Credit Agreement") by, among others, (i) the Lead Borrower, (ii) the other Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) the Lenders party thereto from time to time, and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the "Agent"), and (b) no Default or Event of Default (as such terms are defined in the Credit Agreement) has occurred and is continuing.

LUMBER LIQUIDATORS, INC., as the Lead Borrower

By: ______________________________

Name: ______________________________

Title: ______________________________ (a Responsible Officer of the Lead Borrower)

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each][1] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each][2] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees][3] hereunder are several and not joint.][4] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Loan Documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, participations in L/C Obligations and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	______________________________

______________________________

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:	______________________________

______________________________

[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrowers: Lumber Liquidators, Inc. and Lumber Liquidators Services, LLC.

4.	Agent: Bank of America, N.A., as the Agent under the Credit Agreement.

5.	Credit Agreement: Third Amended and Restated Credit Agreement dated as of August 16, 2016 (as amended, restated, supplemented or otherwise modified and in effect from time to time), by and among (i) Lumber Liquidators, Inc., a Delaware corporation (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) the Lenders from time to time party thereto, and (v) Bank of America, N.A., as administrative agent and collateral agent.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Amount of Assignor’s Commitment/ Loans[7]	Amount of Commitment/ Loans Assigned [8]	Percentage of Assignor’s Commitment/ Loans Assigned [9]	Resulting Commitment/ Loans Amount for Assignor	Resulting Commitment/ Loans Amount for Assignee

		$_________	$______	_________%	$______	$_______
		$_________	$______	_________%	$______	$_______
		$_________	$______	_________%	$______	$_______

[7. Trade Date: __________________]10

Effective Date: __________________, 201_ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF DELIVERY OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8 Subject to minimum amount requirements pursuant to Section 10.06(b)(i) of the Credit Agreement and subject to proportionate amount requirements pursuant to Section 10.06(b)(ii) of the Credit Agreement.

9 Set forth, to at least 9 decimals, as a percentage of the Commitment/ Loans of all Lenders thereunder.

10 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]11

[NAME OF ASSIGNOR]

By: _____________________________

Name:

Title:

ASSIGNEE[S]12

[NAME OF ASSIGNEE]

By: _____________________________

Name:

Title:

[Consented to and]13 Accepted:

BANK OF AMERICA, N.A.,
as [Agent] [L/C Issuer] [Swing Line Lender]

By: _____________________________

Name:

Title:

[Consented to:]14

LUMBER LIQUIDATORS, INC., as Lead Borrower

By: _____________________________

Name:

Title:

11 Add additional signature blocks as needed.

12 Add additional signature blocks as needed.

13 To the extent that (i) the Agent’s consent is required under Sections 10.06(b)(i)(B) and 10.06(b)(iii)(B) of the Credit Agreement, (ii) the Swing Line Lender’s consent is required under Section 10.06(b)(iii)(B) of the Credit Agreement, or (iii) the L/C Issuer’s consent is required under Section 10.06(b)(iii)(B) of the Credit Agreement.

14 To the extent that the Lead Borrower’s consent is required under Sections 10.06(b)(i)(B) and/or 10.06(b)(iii)(A) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Reference is made to the Third Amended and Restated Credit Agreement dated as of August 16, 2016 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by and among (i) Lumber Liquidators, Inc., a Delaware corporation (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) the Lenders party thereto from time to time, and (v) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

4. Fees. Unless waived by the Agent in accordance with Section 10.06(b)(iv) of the Credit Agreement, this Assignment and Assumption shall be delivered to the Agent with a processing and recordation fee of $3,500.

5. Delivery. If the Assignee is not a Lender, the Assignee shall deliver to the Agent an Administrative Questionnaire.

THIRD AMENDED AND RESTATED SECURITY AGREEMENT

by

LUMBER LIQUIDATORS, INC.,

as Lead Borrower

and

THE OTHER BORROWERS AND GUARANTORS PARTY HERETO

FROM TIME TO TIME

and

BANK OF AMERICA, N.A.,

as Agent

Dated as of August 17, 2016

TABLE OF CONTENTS

		Page

PREAMBLE		1

RECITALS		1

AGREEMENT		2

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	Definitions	2
SECTION 1.2.	Interpretation	9
SECTION 1.3.	Information Certificate.	9

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.	Pledge; Grant of Security Interest.	9
SECTION 2.2.	Secured Obligations	11
SECTION 2.3.	Security Interest	11

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF COLLATERAL

SECTION 3.1.	Delivery of Certificated Securities Collateral	12
SECTION 3.2.	Perfection of Uncertificated Securities Collateral	12
SECTION 3.3.	Financing Statements and Other Filings; Maintenance of Perfected Security Interest.	13
SECTION 3.4.	Other Actions	13
SECTION 3.5.	Supplements; Further Assurances	16

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1.	Title	17
SECTION 4.2.	Limitation on Liens; Defense of Claims; Transferability of Collateral	17

 -i-

 -ii-

 -iii-

THIRD AMENDED AND RESTATED SECURITY AGREEMENT

THIRD AMENDED AND RESTATED SECURITY AGREEMENT dated as of August 17, 2016 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Security Agreement”) made by (i) LUMBER LIQUIDATORS, INC., a Delaware corporation, as lead borrower for itself and the other Borrowers (the “Lead Borrower”), (ii) THE OTHER BORROWERS LISTED ON THE SIGNATURE PAGES HERETO (together with the Lead Borrower, the “Original Borrowers”) OR FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (the “Additional Borrowers,” and together with the Original Borrowers, the “Borrowers”), and (iii) THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO (the “Original Guarantors”) AND THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (the “Additional Guarantors,” and together with the Original Guarantors, the “Guarantors”), as pledgors, assignors and debtors (the Borrowers, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Grantors,” and each, a “Grantor”), in favor of BANK OF AMERICA, N.A., having an office at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, in its capacities as administrative agent and collateral agent for the Credit Parties (as defined in the Credit Agreement defined below), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Agent”).

RECITALS:

A.           The Original Borrowers, the Original Guarantors, the Agent, and the Lenders are party to that certain Second Amended and Restated Revolving Credit Agreement, dated as of April 24, 2015 (as amended and in effect, the “Existing Credit Agreement”) by and among the Original Borrowers, the Original Guarantors, the Agent, and the Lenders.

B.           The Original Borrowers and the Original Guarantors are party to that certain Second Amended and Restated Security Agreement dated as of April 24, 2015 (as amended and in effect, the “Existing Security Agreement”), pursuant to which, among other things, the Grantors granted a security interest in the Collateral (as defined in the Existing Security Agreement) to the Agent, for the benefit of the Credit Parties, to secure the Secured Obligations (as defined in the Existing Security Agreement).

C.           The Original Borrowers, the Original Guarantors, the Agent, and the Lenders party thereto, among others, have, in connection with the execution and delivery of this Security Agreement, entered into that certain Third Amended and Restated Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which amends and restates the Existing Credit Agreement.

D.           The Original Guarantors have, pursuant to that certain Guaranty dated as of April 24, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), among other things, unconditionally guaranteed the Guaranteed Obligations (as defined in the Guaranty).

E.           The Borrowers and the Guarantors will receive substantial benefits from the execution, delivery and performance of the Obligations and the Guaranteed Obligations and each is, therefore, willing to enter into this Security Agreement.

F.           This Security Agreement is given by each Grantor in favor of the Agent for the benefit of the Credit Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

G.           It is a condition to the obligations of the Lenders and the L/C Issuer to enter into the Credit Agreement and make the Loans and issue Letters of Credit, as applicable, under the Credit Agreement, that each Grantor amend and restate the Existing Security Agreement in its entirety and execute and deliver the applicable Loan Documents, including this Security Agreement.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.          Definitions.

(a)          Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

(b)          Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(c)          The following terms shall have the following meanings:

“Additional Borrowers” shall have the meaning assigned to such term in the Preamble hereof.

“Additional Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

2

“Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Borrowers” shall have the meaning assigned to such term in the Preamble hereof.

“Claims” shall mean any and all property taxes and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’, processors’, customs brokers’, freight forwarders’ and warehousemen’s Liens and other claims arising by operation of law) against all or any portion of the Collateral.

“Collateral” shall have the meaning assigned to such term in SECTION 2.1 hereof.

“Contracts” shall mean, collectively, with respect to each Grantor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Grantor and any other party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each DDA, “control,” as such term is defined in Section 9-104 of the UCC, and (ii) in the case of any security entitlement, “control,” as such term is defined in Section 8-106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreements and the Securities Account Control Agreements.

“Copyrights” shall mean, collectively, with respect to each Grantor, all copyrights (whether statutory or common Law, whether established or registered in the United States or any other country or any political subdivision thereof whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Grantor, in each case, whether now owned or hereafter created or acquired by or assigned to such Grantor, including, without limitation, the registrations and applications listed in Section III of the Information Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

3

“Deposit Account Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Agent with respect to any DDA of a Grantor.

“Distributions” shall mean, collectively, with respect to each Grantor, all Restricted Payments from time to time received, receivable or otherwise distributed to such Grantor in respect of or in exchange for any or all of the Pledged Interests or Intercompany Notes.

“Excluded Equity Interests” means any voting Equity Interest or group of Equity Interests issued by any CFC representing more than 65% of the total voting power of all outstanding “stock entitled to vote” within the meaning of Treasury Regulations §1.956-2(c)(2), solely to the extent that pledging more than 65% of the total outstanding voting Equity Interests of such CFC would result in adverse tax consequences to the Grantors.

“Excluded Property” shall mean the following:

(a)          (i) any license, contract, permit, lease or property rights agreement held by any Grantor if the grant of such a security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor therein or result in such Grantor’s loss of use of such asset or (B) a breach or termination pursuant to the terms of such license, contract, permit, lease or property rights agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including any Debtor Relief Law) or principles of equity), (ii) any license, contract, permit, lease or property rights agreement to which any Grantor is a party to the extent that applicable Law prohibits the creation of a security interest therein or thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including any Debtor Relief Law) or principles of equity), (iii) Letter-of-Credit Rights, to the extent that a security interest therein cannot be perfected by the filing of a Financing Statement and, after having used commercially reasonable efforts to do so, the applicable Grantor has not procured the items described in SECTION 3.4(d) with respect to such letter of credit, and (iv) any other specifically identified assets as to which the Agent shall reasonably determine (in consultation with the Lead Borrower) that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby; and

4

(b)          any applications for any trademarks that have been filed with the United States Patent and Trademark Office on the basis of an “intent-to-use” with respect to such marks, unless and until a statement of use or amendment to allege use is filed and accepted by the United States Patent and Trademark Office or any other filing is made or circumstances otherwise change so that the interests of a Loan Party in such marks is no longer on an “intent-to-use” basis, at which time such marks shall automatically and without further action by the parties be subject to the security interests and liens granted by a Loan Party to Agent hereunder; and

(c)          any Excluded Equity.

;provided, however, that in each case described in clauses (a), (b) and (c) above, such property shall constitute “Excluded Property” only to the extent and for so long as such license, contract, permit, lease or applicable Law validly prohibits the creation of a Lien on such property in favor of the Agent and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Excluded Property”; provided further, that “Excluded Property” shall not include the right to receive any proceeds arising therefrom, the right to receive any payment of money (including, without limitation, General Intangibles) or any other rights referred to in Sections 9-406(f), 9-407(a) or 9-408(a) of the UCC or any Proceeds, substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property).

“General Intangibles” shall mean, collectively, with respect to each Grantor, all “general intangibles,” as such term is defined in the UCC, of such Grantor and, in any event, shall include, without limitation, (i) all of such Grantor’s rights, title and interest in, to and under all insurance policies and Contracts, (ii) all know-how and warranties relating to any of the Collateral, (iii) any and all other rights, claims, choses-in-action and causes of action of such Grantor against any other Person and the benefits of any and all collateral or other security given by any other Person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Collateral, (v) all lists, books, records, correspondence, ledgers, print-outs, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Collateral, including, without limitation, all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Grantor’s operations or any of the Collateral and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, of any Governmental Authority (or any Person acting on behalf of a Governmental Authority) now or hereafter acquired or held by such Grantor pertaining to operations now or hereafter conducted by such Grantor or any of the Collateral including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation, (vii) all Payment Intangibles and all rights to payment of such Grantor from other Persons (including in respect of Indebtedness owing to such Grantor by other Persons), and (viii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims to the extent the foregoing relate to any Collateral and claims for tax or other refunds against any Governmental Authority relating to any Collateral.

5

“Goodwill” shall mean, collectively, with respect to each Grantor, the goodwill connected with such Grantor’s business including, without limitation, (i) all goodwill connected with the use of and symbolized by any other Intellectual Property Collateral in which such Grantor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any Person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Grantor’s business.

“Grantor” shall have the meaning assigned to such term in the Preamble hereof.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Guaranty” shall have the meaning assigned to such term in Recital B hereof.

“Information Certificate” shall mean that certain information certificate dated as of the date hereof, executed and delivered by each Grantor in favor of the Agent for the benefit of the Credit Parties, and each other Information Certificate (which shall be in form and substance reasonably acceptable to the Agent) executed and delivered by the applicable Grantor in favor of the Agent for the benefit of the Credit Parties contemporaneously with the execution and delivery of a joinder agreement executed in accordance with Section 6.11 of the Credit Agreement, in each case, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Licenses and Goodwill.

“Instruments” shall mean, collectively, with respect to each Grantor, all “instruments,” as such term is defined in Article 9 of the UCC, and shall include, without limitation, all promissory notes (including the Intercompany Notes), drafts, bills of exchange or acceptances.

6

“Intercompany Notes” shall mean, with respect to each Grantor, all intercompany notes payable to a Loan Party and described on Schedule I hereto and each intercompany note hereafter acquired by such Grantor from another Loan Party and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent not prohibited by the terms of the Loan Documents.

“Lead Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Letters of Credit” unless the context otherwise requires, shall have the meaning given to such term in the UCC.

“Licenses” shall mean, collectively, with respect to each Grantor, all license and distribution agreements with any other Person with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Grantor is a licensor or licensee or a distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Material Intellectual Property” means Intellectual Property that is owned by or licensed to a Grantor and material to the conduct of any Grantor’s business or operations or that of the Grantors (as a whole).

“Original Borrowers” shall have the meaning assigned to such term in the Preamble hereof.

“Original Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Patents” shall mean, collectively, with respect to each Grantor, all patents issued or assigned to and all patent applications made by such Grantor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including, without limitation, those patents, patent applications listed in Section III of the Information Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

7

“Pledged Interests” shall mean, collectively, with respect to each Grantor, all Equity Interests in any issuer owned by such Grantor now existing or hereafter acquired or formed, including, without limitation, all Equity Interests of such issuer described in Schedule III hereof and all Equity Interests owned by such Grantor in any successor corporation or interests or certificates of any successor limited liability company, partnership or other entity owned by such Grantor formed by or resulting from any consolidation or merger in which any Person listed in Section I of the Information Certificate is not the surviving entity, together with all rights, privileges, authority and powers of such Grantor relating to such Equity Interests issued by any such issuer or any such successor Person under the Organization Documents of any such issuer or any such successor Person, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Grantor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Grantor in any manner, and all other Investment Property owned by such Grantor; provided, however, that the Pledged Interests shall not include any Excluded Equity.

“Secured Obligations” shall mean the Obligations and the Guaranteed Obligations; provided, however, that Other Liabilities shall be Secured Obligations solely to the extent that there is sufficient Collateral following satisfaction of the Obligations described in clause (a) of the definition of Obligations.

“Securities Account Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Agent with respect to any Securities Account of a Grantor.

“Securities Act” means the Securities Exchange Act of 1933, as amended and the applicable regulations promulgated by the Securities and Exchange Commission pursuant to such Act.

“Securities Collateral” shall mean, collectively, the Pledged Interests, the Intercompany Notes and the Distributions.

“Security Agreement” shall have the meaning assigned to such term in the Preamble hereof.

8

“Trademarks” shall mean, collectively, with respect to each Grantor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether statutory or common Law and whether established or registered in the United States or any other country or any political subdivision thereof), including, without limitation, the registrations and applications listed in Section III of the Information Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

SECTION 1.2.          Interpretation. The rules of interpretation specified in Article I of the Credit Agreement shall be applicable to this Security Agreement.

SECTION 1.3.          Information Certificate. The Grantors have executed and delivered the Information Certificate to the Agent. The Agent and each Grantor agree that the Information Certificate, and all schedules, amendments and supplements thereto are and shall at all times remain a part of this Security Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.          Pledge; Grant of Security Interest.  As collateral security for the payment and performance in full of all the Secured Obligations, each Grantor hereby pledges and grants to the Agent for its benefit and for the benefit of the other Credit Parties, a Lien on and security interest in and to all of the right, title and interest of such Grantor in, to and under all personal property and interests in such personal property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”), including, without limitation:

9

(1)         all Accounts;

(2)         all Goods, including Equipment, Inventory and Fixtures;

(3)         all Documents (including, if applicable, electronic Documents), Instruments and Chattel Paper (whether tangible or electronic);

(4)         all Letters of Credit and Letter-of-Credit Rights;

(5)         all Securities Collateral;

(6)         all Investment Property;

(7)         all Intellectual Property Collateral;

(8)         all Commercial Tort Claims, including, without limitation, those described in Section IV of the Information Certificate;

(9)         all General Intangibles;

(10)        all Deposit Accounts and Securities Accounts;

(11)        all Supporting Obligations;

(12)        all books and records relating to the Collateral; and

(13)        to the extent not covered by clauses (1) through (12) of this sentence, all other personal property of such Grantor, whether tangible or intangible and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (1) through (13) above, the security interest created by this Security Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property, and the Grantors shall from time to time at the request of the Agent give written notice to the Agent identifying in reasonable detail the Excluded Property and shall provide to the Agent such other information regarding the Excluded Property as the Agent may reasonably request.

10

SECTION 2.2.          Secured Obligations. This Security Agreement secures, and the Collateral is collateral security for, the payment and performance in full when due of the Secured Obligations.

SECTION 2.3.          Security Interest. (a) Each Grantor hereby irrevocably authorizes the Agent at any time and from time to time to authenticate and file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation, (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) a description of the Collateral as “all assets of the Grantor, wherever located, whether now owned or hereafter acquired”, and (iii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to provide all information described in the immediately preceding sentence to the Agent promptly upon request.

(b)          Each Grantor hereby ratifies its prior authorization for the Agent to file in any relevant jurisdiction any financing statements or amendments thereto relating to the Collateral if filed prior to the date hereof.

(c)          Each Grantor hereby further authorizes the Agent to file filings with the United States Patent and Trademark Office and United States Copyright Office (or any successor office or any similar office in any other country) or other necessary documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder in any Intellectual Property Collateral, without the signature of such Grantor, and naming such Grantor, as debtor, and the Agent, as secured party.

11

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF COLLATERAL

SECTION 3.1.          Delivery of Certificated Securities Collateral. Each Grantor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Agent has a perfected first priority security interest therein (subject to Permitted Encumbrances having priority over the Lien of the Agent by operation of applicable Law). Each Grantor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Grantor after the date hereof, shall promptly (and in any event within ten (10) Business Days) upon receipt thereof by such Grantor be delivered to and held by or on behalf of the Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, the Agent shall have the right with written notice to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations, accompanied by instruments of transfer or assignment and letters of direction duly executed in blank.

SECTION 3.2.          Perfection of Uncertificated Securities Collateral. Each Grantor represents and warrants that the Agent has a perfected first priority security interest in all uncertificated Pledged Interests pledged by it hereunder that are in existence on the date hereof (subject to Permitted Encumbrances having priority over the Lien of the Agent by operation of applicable Law). Each Grantor hereby agrees that if any of the Pledged Interests are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable Law and upon the request of the Agent, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute customary pledge forms or other documents necessary or reasonably requested to complete the pledge, and shall otherwise comply with the provisions of SECTION 5.1 hereof, and give the Agent the right to transfer such Pledged Interests under the terms hereof and provide to the Agent an opinion of counsel, in form and substance reasonably satisfactory to the Agent, confirming such pledge and perfection thereof. Each Grantor hereby represents and warrants that no uncertificated Pledged Interests is a “security” for purposes of Article 8 of the UCC of the jurisdiction of organization of the issuer of such Pledged Interests. Each Grantor agrees that it shall not opt to have any uncertificated Pledged Interests be treated as a “security” for purposes of Article 8 of the UCC of the jurisdiction of organization of the issuer of such Pledged Interests.

12

SECTION 3.3.          Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Grantor represents and warrants that the only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interest granted by each Grantor to the Agent (for the benefit of the Credit Parties) pursuant to this Security Agreement in respect of the Collateral in which the security interest may be perfected by such filings, recordings and registrations are listed in this section and on Schedule II hereto. Each Grantor agrees that at the sole cost and expense of the Grantors, (i) such Grantor will cooperate with the Agent in maintaining the security interest created by this Security Agreement in the Collateral as a perfected first priority security interest and shall defend such security interest against the claims and demands of all Persons (other than with respect to Permitted Encumbrances), (ii) such Grantor shall furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail and (iii) at any time and from time to time, upon the written request of the Agent, such Grantor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Agent may reasonably request, including the filing of any financing statements, continuation statements and other documents (including this Security Agreement) under the UCC (or other applicable Laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Agent and in such offices (including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office) wherever required by applicable Law in each case to perfect, continue and maintain a valid, enforceable, first priority security interest in the Collateral as provided herein and to preserve the other rights and interests granted to the Agent hereunder, as against the Grantors and third parties (other than with respect to Permitted Encumbrances), with respect to the Collateral.

SECTION 3.4.          Other Actions. In order to further evidence the attachment, perfection and priority of, and the ability of the Agent to enforce, the Agent’s security interest in the Collateral, each Grantor represents, warrants and agrees, in each case at such Grantor’s own expense, with respect to the following Collateral that:

(a)          Instruments and Tangible Chattel Paper. As of the date hereof (i) no amount payable under or in connection with any of the Collateral is evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Section II. D. of the Information Certificate and (ii) each Instrument and each item of Tangible Chattel Paper listed in Section II. D. of the Information Certificate, to the extent requested by the Agent, has been properly endorsed, assigned and delivered to the Agent, accompanied by instruments of transfer or assignment and letters of direction duly executed in blank. If any amount payable under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper with a face value greater than $100,000, the Grantor acquiring such Instrument or Tangible Chattel Paper shall forthwith endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may reasonably request from time to time.

(b)          Investment Property. (1) As of the date hereof (1) it has no Securities Accounts other than those listed in Section II.B. of the Information Certificate, (2) it does not hold, own or have any interest in any certificated securities or uncertificated securities other than those constituting Pledged Interests with respect to which the Agent has a perfected first priority security interest in such Pledged Interests (subject to Permitted Encumbrances having priority over the Lien of the Agent by operation of applicable Law), and (3) it has entered into a duly authorized, executed and delivered Securities Account Control Agreement with respect to each Securities Account listed in Section II.B. of the Information Certificate pursuant to which the Agent has a perfected first priority security interest in such Securities Accounts by Control.

13

(2)         If any Grantor shall at any time hold or acquire any certificated Securities, other than Excluded Equity, such Grantor shall promptly (a) notify the Agent thereof and endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Agent or (b) deliver such Securities into a Securities Account with respect to which a Securities Account Control Agreement is in effect in favor of the Agent. If any Securities now or hereafter acquired by any Grantor, other than Excluded Equity, are uncertificated, such Grantor shall promptly (and in any event within 20 Business Days) notify the Agent thereof and pursuant to an agreement in form and substance reasonably satisfactory to the Agent, either (a) grant Control to the Agent and cause the issuer to agree to comply with instructions from the Agent as to such Securities, without further consent of any Grantor or such nominee, (b) cause a security entitlement with respect to such uncertificated Security to be held in a Securities Account with respect to which the Agent has Control or (c) arrange for the Agent to become the registered owner of the Securities. Grantor shall not hereafter establish and maintain any Securities Account with any Securities Intermediary unless (1) the applicable Grantor shall have given the Agent ten (10) Business Days’ prior written notice of its intention to establish such new Securities Account with such Securities Intermediary, (2) such Securities Intermediary shall be reasonably acceptable to the Agent and (3) such Securities Intermediary and such Grantor shall have duly executed and delivered a Control Agreement with respect to such Securities Account. Each Grantor shall accept any cash and Investment Property which are proceeds of the Pledged Interests in trust for the benefit of the Agent and promptly upon receipt thereof, deposit any cash received by it into an account with respect to which the Agent has Control, or with respect to any Investment Property or additional Securities, take such actions as required above with respect to such Securities as provided in Section 6.12 of the Credit Agreement. The Agent agrees with each Grantor that the Agent shall not give any entitlement orders or instructions or directions to any issuer of uncertificated Securities or Securities Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless a Cash Dominion Event has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights would occur. No Grantor shall grant Control over any Pledged Interests to any Person other than the Agent.

14

(3)         As between the Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property and Pledged Interests, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Interests, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Agent, a Securities Intermediary, any Grantor or any other Person; provided, however, that nothing contained in this SECTION 3.4(b) shall release or relieve any Securities Intermediary of its duties and obligations to the Grantors or any other Person under any Control Agreement or under applicable Law. Each Grantor shall promptly pay all Claims and fees of whatever kind or nature with respect to the Pledged Interests. In the event any Grantor shall fail to make such payment contemplated in the immediately preceding sentence, the Agent may do so for the account of such Grantor and the Grantors shall promptly reimburse and indemnify the Agent for all costs and expenses incurred by the Agent under this SECTION 3.4(b) and under SECTION 9.3 hereof.

(c)          Electronic Chattel Paper and Transferable Records. As of the date hereof no amount payable under or in connection with any of the Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction). If any amount payable under or in connection with any of the Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record has a face value greater than $100,000, the Grantor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Agent thereof and shall take such action as the Agent may reasonably request to vest in the Agent control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Agent agrees with such Grantor that the Agent will arrange, pursuant to procedures reasonably satisfactory to the Agent and so long as such procedures will not result in the Agent’s loss of control, for the Grantor to make alterations to such Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act of Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

15

(d)          Letter-of-Credit Rights. If such Grantor is at any time a beneficiary under a Letter of Credit with a stated amount greater than $100,000 now or hereafter issued in favor of such Grantor, (which, for the avoidance of doubt, shall not include any Letter of Credit issued pursuant to the Credit Agreement), such Grantor shall promptly notify the Agent thereof and such Grantor shall, at the request of the Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Agent of, and to pay to the Agent, the proceeds of, any drawing under the Letter of Credit or (ii) arrange for the Agent to become the beneficiary of such Letter of Credit, with the Agent agreeing, in each case, that the proceeds of any drawing under such Letter of Credit are to be applied as provided in the Credit Agreement.

(e)          Commercial Tort Claims. As of the date hereof it holds no Commercial Tort Claims other than those listed in Section IV of the Information Certificate (if any). If any Grantor shall at any time hold or acquire such a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $500,000 or more, such Grantor shall promptly notify the Agent in a writing signed by such Grantor of the brief details thereof and grant to the Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance reasonably satisfactory to the Agent.

SECTION 3.5.          Supplements; Further Assurances. Each Grantor shall take such further actions, and execute and deliver to the Agent such additional assignments, agreements, supplements, powers and instruments, as the Agent may in its reasonable judgment deem necessary or appropriate, wherever required by Law, in order to perfect, preserve and protect the Agent’s security interest in the Collateral as provided herein and the rights and interests granted to the Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm unto the Agent or permit the Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Agent from time to time upon reasonable request such lists, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments. If an Event of Default has occurred and is continuing, the Agent may institute and maintain, in its own name or in the name of any Grantor, such suits and proceedings as the Agent may be advised by counsel shall be reasonably necessary or expedient to prevent any impairment of the Agent’s security interest in or the perfection thereof in the Collateral. All of the foregoing shall be subject to Section 10.04 of the Credit Agreement. The Grantors and the Agent acknowledge that this Security Agreement is intended to grant to the Agent for the benefit of the Credit Parties a security interest in and Lien upon the Collateral and shall not constitute or create a present assignment of any of the Collateral.

16

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to, and without limitation of, each of the representations, warranties and covenants set forth in the Credit Agreement and the other Loan Documents, each Grantor represents, warrants and covenants as follows:

SECTION 4.1.          Title. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Agent pursuant to this Security Agreement or as are permitted by the Credit Agreement. No Person other than the Agent has Control or possession of all or any part of the Collateral, except as permitted by the Credit Agreement.

SECTION 4.2.          Limitation on Liens; Defense of Claims; Transferability of Collateral. Each Grantor is as of the date hereof, and, as to Collateral acquired by it from time to time after the date hereof, such Grantor will be, the sole direct and beneficial owner of all Collateral pledged by it hereunder free from any Lien or other right, title or interest of any Person other than the Liens and security interest created by this Security Agreement and Permitted Encumbrances. Each Grantor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Agent and the priority thereof against all Claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein adverse to the Agent or any other Credit Party other than (i) with respect to Claims or demands regarding priority of Liens constituting Permitted Encumbrances having priority by operation of law, and (ii) with respect to all other Claims and demands constituting Permitted Encumbrances. Except to the extent permitted pursuant to Section 7.10 of the Credit Agreement, there is no agreement, and no Grantor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with such Grantors’ obligations or the rights of the Agent hereunder.

SECTION 4.3.          Location of Inventory and Equipment. As of the Third Restatement Date, all Inventory and Equipment (and all books and records related thereto) (other than Inventory that is in transit in the ordinary course of business) of such Grantor is located at the chief executive office or such other location listed in Schedule 5.08(b)(1) and Schedule 5.08(b)(2) to the Credit Agreement.

SECTION 4.4.          Due Authorization and Issuance. All of the Pledged Interests are duly authorized, validly issued and, to the extent applicable, fully paid and non-assessable.

17

SECTION 4.5.          No Conflicts, Consents, etc. No consent of any party (including, without limitation, equity holders or creditors of such Grantor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or other Person is required (A) for the grant of the security interest by such Grantor of the Collateral pledged by it pursuant to this Security Agreement or for the execution, delivery or performance hereof by such Grantor, (B) for the exercise by the Agent of the voting or other rights provided for in this Security Agreement or (C) for the exercise by the Agent of the remedies in respect of the Collateral pursuant to this Security Agreement except, in each case, for such consents or filings which have been obtained or made prior to the date hereof. Following the occurrence and during the continuance of an Event of Default, if the Agent desires to exercise any remedies, voting or consensual rights or attorney in fact powers set forth in this Security Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Agent, such Grantor agrees to use commercially reasonable efforts to assist and aid the Agent to obtain as soon as commercially practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.6.          Collateral. All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Credit Party in connection with this Security Agreement, the Information Certificate or in any other Loan Document, in each case, relating to the Collateral, is accurate and complete in all material respects. As of the Third Restatement Date, the Collateral described on the schedules annexed hereto or in the Information Certificate constitutes all of the property of such type of Collateral owned or held by the Grantors.

SECTION 4.7.          Insurance. Such Grantor shall (i) maintain or shall cause to be maintained such insurance as is required pursuant to Section 6.07 of the Credit Agreement; (ii) maintain such other insurance as may be required by applicable Laws; and (iii) furnish to the Agent, upon written request, full information as to the insurance carried. Each Grantor hereby irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as such Grantor’s true and lawful agent (and attorney-in-fact), exercisable only after the occurrence and during the continuance of a Cash Dominion Event, for the purpose of making, settling and adjusting claims in respect of the Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or in part relating thereto, the Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Agent deems advisable. All sums disbursed by the Agent in connection with this SECTION 4.7, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Agent and shall be additional Secured Obligations secured hereby.

18

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.          Pledge of Additional Securities Collateral. Each Grantor shall, upon obtaining any Pledged Interests or Intercompany Notes of any Person required to be pledged hereunder, accept the same in trust for the benefit of the Agent and forthwith deliver to the Agent a pledge amendment, duly executed by such Grantor, in substantially the form of Exhibit 1 annexed hereto (each, a “Pledge Amendment”), and the certificates and other documents required under SECTION 3.1 and SECTION 3.2 hereof in respect of the additional Pledged Interests or Intercompany Notes which are to be pledged pursuant to this Security Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Interests or Intercompany Notes. Each Grantor hereby authorizes the Agent to attach each Pledge Amendment to this Security Agreement and agrees that all Pledged Interests or Intercompany Notes listed on any Pledge Amendment delivered to the Agent shall for all purposes hereunder be considered Collateral.

SECTION 5.2.          Voting Rights; Distributions; etc.

(a)          So long as no Event of Default shall have occurred and be continuing, each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other Loan Document evidencing the Secured Obligations. The Agent shall be deemed without further action or formality to have granted to each Grantor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Grantor and at the sole cost and expense of the Grantors, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as such Grantor may reasonably request in order to permit such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to this SECTION 5.2(a).

(b)          Upon the occurrence and during the continuance of any Event of Default, all rights of each Grantor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to SECTION 5.2(a) hereof without any action, other than, in the case of any Securities Collateral, or the giving of any notice shall immediately cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights; provided that the Agent shall have the right, in its sole discretion, from time to time following the occurrence and continuance of an Event of Default to permit such Grantor to exercise such rights under SECTION 5.2(a). After such Event of Default is no longer continuing, each Grantor shall have the right to exercise the voting, managerial and other consensual rights and powers that it would otherwise be entitled to pursuant to SECTION 5.2(a) hereof.

19

(c)          So long as no Cash Dominion Event shall have occurred and be continuing, each Grantor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with, and to the extent permitted by, the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of certificated securities shall be forthwith delivered to the Agent to hold as Collateral and shall, if received by any Grantor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary endorsement). The Agent shall, if necessary, upon written request of any Grantor and at the sole cost and expense of the Grantors, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as such Grantor may reasonably request in order to permit such Grantor to receive the Distributions which it is authorized to receive and retain pursuant to this SECTION 5.2(c).

(d)          Upon the occurrence and during the continuance of any Cash Dominion Event, all rights of each Grantor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to SECTION 5.2(c) hereof shall cease and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to receive and hold as Collateral such Distributions. After such Cash Dominion Event is no longer continuing, each Grantor shall have the right to receive the Distributions which it would be authorized to receive and retain pursuant to SECTION 5.2(c).

(e)          Each Grantor shall, at its sole cost and expense, from time to time execute and deliver to the Agent appropriate instruments as the Agent may reasonably request in order to permit the Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to SECTION 5.2(b) hereof and to receive all Distributions which it may be entitled to receive under SECTION 5.2(d) hereof.

(f)          All Distributions which are received by any Grantor contrary to the provisions of SECTION 5.2(d) hereof shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Grantor and shall immediately be paid over to the Agent as Collateral in the same form as so received (with any necessary endorsement).

20

SECTION 5.3.          Organization Documents.

Each Grantor has delivered to the Agent true, correct and complete copies of its Organization Documents. The Organization Documents are in full force and effect. No Grantor will terminate or agree to terminate any Organization Documents or make any amendment or modification to any Organization Documents which may have a Material Adverse Effect.

SECTION 5.4.          Defaults, Etc. Such Grantor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Grantor is a party relating to the Pledged Interests pledged hereunder, and such Grantor is not in violation of any other provisions of any such agreement to which such Grantor is a party, or otherwise in default or violation thereunder. No Securities Collateral pledged by such Grantor hereunder is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Grantor by any Person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organization Documents and certificates, if any, delivered to the Agent) which evidence any Pledged Interests of such Grantor.

SECTION 5.5.          Certain Agreements of Grantors as Issuers and Holders of Equity Interests.

(a)          In the case of each Grantor which is an issuer of Securities Collateral, such Grantor agrees to be bound by the terms of this Security Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(b)          In the case of each Grantor which is a partner in a partnership, limited liability company or other entity, such Grantor hereby consents to the extent required by the applicable Organization Documents of such Grantor to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Interests in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Interests to the Agent or its nominee and to the substitution of the Agent or its nominee as a substituted partner or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner or a limited partner or member, as the case may be.

21

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL PROPERTY COLLATERAL

SECTION 6.1.          Grant of License. Without limiting the rights of the Agent as the holder of a Lien on the Intellectual Property Collateral, for the purpose of enabling the Agent, upon the occurrence and during the continuance of an Event of Default, to exercise rights and remedies under Article VIII hereof at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty, rent or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

SECTION 6.2.          Registrations. Except pursuant to licenses and other user agreements entered into by any Grantor in the ordinary course of business that are listed in Section III of the Information Certificate, on and as of the date hereof (i) each Grantor owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any Copyright, Patent or Trademark listed in Section III of the Information Certificate, and (ii) all registrations listed in Section III of the Information Certificate are valid and in full force and effect.

SECTION 6.3.          No Violations or Proceedings. To each Grantor’s knowledge, on and as of the date hereof, there is no violation by others of any right of such Grantor with respect to any Material Intellectual Property pledged by it under the name of such Grantor.

22

SECTION 6.4.          Protection of Agent’s Security. On a continuing basis, each Grantor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Agent of (A) any adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office with respect to any Material Intellectual Property or (B) the institution of any proceeding or any adverse determination in any federal, state or local court or administrative body regarding such Grantor’s claim of ownership in or right to use any Material Intellectual Property, its right to register such Material Intellectual Property or its right to keep and maintain such registration in full force and effect, (ii) maintain and protect the Material Intellectual Property, (iii) not permit to lapse or become abandoned any Material Intellectual Property, and not settle or compromise any pending or future litigation or administrative proceeding with respect to such Material Intellectual Property, in each case except as shall be consistent with commercially reasonable business judgment and, if any Event of Default has occurred and is continuing, with the prior approval of the Agent (such approval not to be unreasonably withheld, conditioned or delayed), (iv) upon such Grantor’s obtaining knowledge thereof, promptly notify the Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of the Material Intellectual Property, the ability of such Grantor or the Agent to dispose of the Material Intellectual Property or any portion thereof or the rights and remedies of the Agent in relation thereto including, without limitation, a levy or threat of levy or any legal process against any Material Intellectual Property or any portion thereof, (v) not license the Material Intellectual Property other than licenses entered into by such Grantor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the material licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of the Material Intellectual Property or the Lien on and security interest in the Material Intellectual Property intended to be granted to the Agent for the benefit of the Credit Parties, without the consent of the Agent, (vi) until the Agent exercises its rights to make collection, diligently keep adequate records respecting the Material Intellectual Property and (vii) furnish to the Agent from time to time upon the Agent’s reasonable request therefor detailed statements and amended schedules further identifying and describing the Material Intellectual Property and such other materials evidencing or reports pertaining to the Material Intellectual Property as the Agent may from time to time reasonably request. Notwithstanding the foregoing, nothing herein shall prevent any Grantor from selling, disposing of or otherwise using any Material Intellectual Property as permitted under the Credit Agreement.

SECTION 6.5.          After-Acquired Property. If any Grantor shall, at any time before this Security Agreement shall have been terminated in accordance with SECTION 9.5(a), (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (i) or (ii) of this SECTION 6.5 with respect to such Grantor shall automatically constitute Collateral if such would have constituted Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Security Agreement without further action by any party. On each date on which a Compliance Certificate is to be delivered pursuant to the Credit Agreement in respect of a Fiscal Quarter, each Grantor shall (a) provide Agent with a written report of all new federally registered Intellectual Property Collateral and (b) confirm the attachment of the Lien and security interest created by this Security Agreement to any rights described in clauses (i) and (ii) of the immediately preceding sentence of this SECTION 6.5 by execution of an instrument in form reasonably acceptable to the Agent.

SECTION 6.6.          Modifications.

Each Grantor authorizes the Agent to modify this Security Agreement by amending Section III of the Information Certificate to include any Intellectual Property Collateral acquired or arising after the date hereof of such Grantor including, without limitation, any of the items listed in SECTION 6.5 hereof.

23

SECTION 6.7.          Litigation.

Unless there shall occur and be continuing any Event of Default, each Grantor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Grantors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Grantor, the Agent or the other Credit Parties to enforce any Intellectual Property Collateral and any license thereunder. In the event of such suit, each Grantor shall, at the reasonable request of the Agent, do any and all lawful acts and execute any and all documents requested by the Agent in aid of such enforcement and the Grantors shall promptly reimburse and indemnify the Agent, as the case may be, for all costs and expenses incurred by the Agent in the exercise of its rights under this SECTION 6.7 in accordance with SECTION 9.3 hereof. In the event that the Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Grantor agrees, at the request of the Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any Person so infringing necessary to prevent such infringement.

SECTION 6.8.          Third Party Consents.

Each Grantor shall use commercially reasonable efforts (but not including any payment of money) to obtain the consent of third parties to the extent such consent is necessary or desirable to create a valid, perfected security interest in favor of the Agent in any Intellectual Property Collateral.

24

ARTICLE VII

CERTAIN PROVISIONS CONCERNING CREDIT CARD RECEIVABLES

SECTION 7.1.          Special Representations and Warranties. As of the time when any of its Credit Card Receivables is included in the Borrowing Base as an Eligible Credit Card Receivable each Grantor shall be deemed to have represented and warranted that each such Credit Card Receivable and all records, papers and documents relating thereto (i) are genuine and correct and in all material respects what they purport to be, (ii) represent the legal, valid and binding obligation of the account debtor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, evidencing indebtedness unpaid and owed by such account debtor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the goods or other property listed therein or out of an advance or a loan, and (iii) are in all material respects in compliance and conform with all applicable federal, state and local Laws and applicable Laws of any relevant foreign jurisdiction.

SECTION 7.2.          Maintenance of Records. Each Grantor shall keep and maintain at its own cost and expense complete records of each Credit Card Receivable, in a manner consistent with prudent business practice, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Grantor shall, at such Grantor’s sole cost and expense, upon the Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of all Credit Card Receivables, including, without limitation, all documents evidencing such Credit Card Receivables and any books and records relating thereto to the Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor). Upon the occurrence and during the continuance of any Event of Default, the Agent may transfer a full and complete copy of any Grantor’s books, records, credit information, reports, memoranda and all other writings relating to the Credit Card Receivables to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Credit Card Receivables or the Agent’s security interest therein in accordance with applicable Law without the consent of any Grantor.

SECTION 7.3.          Modification of Terms, Etc. No Grantor shall rescind or cancel any indebtedness evidenced by any Credit Card Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such indebtedness except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Credit Card Receivable or interest therein except in the ordinary course of business consistent with prudent business practice or in accordance with the Credit Agreement without the prior written consent of the Agent.

25

ARTICLE VIII
REMEDIES

SECTION 8.1.          Remedies. Upon the occurrence and during the continuance of any Event of Default the Agent may, or, at the request of the Required Lenders, shall, from time to time in respect of the Collateral, in addition to the other rights and remedies provided for herein, in the other Loan Documents, under applicable Laws or otherwise available to it:

(i)          Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Grantor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Grantor;

(ii)         Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Grantor, prior to receipt by any such obligor of such instruction, such Grantor shall segregate all amounts received pursuant thereto in trust for the benefit of the Agent and shall promptly pay such amounts to the Agent;

(iii)        Sell, assign, grant a license to use or otherwise liquidate, or direct any Grantor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv)        Take possession of the Collateral or any part thereof, by directing any Grantor in writing to deliver the same to the Agent at any place or places so designated by the Agent, in which event such Grantor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Agent and therewith delivered to the Agent, (B) store and keep any Collateral so delivered to the Agent at such place or places pending further action by the Agent and (C) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain them in good condition. Each Grantor’s obligation to deliver the Collateral as contemplated in this SECTION 8.1 is of the essence hereof. Upon application to a court of equity having jurisdiction, the Agent shall be entitled to a decree requiring specific performance by any Grantor of such obligation;

(v)         Withdraw all moneys, instruments, securities and other property in any bank, financial securities, Securities Account, Deposit Account or other account of any Grantor constituting Collateral for application to the Secured Obligations as provided in Article VIII hereof;

26

(vi)        Retain and apply the Distributions to the Secured Obligations as provided in Article VIII hereof;

(vii)       Exercise any and all rights as beneficial and legal owner of the Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; and

(viii)      Exercise all the rights and remedies of a secured party under the UCC, and the Agent may also in its sole discretion, without notice except as specified in SECTION 8.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or at any other location, as part of one or more going out of business sales in the Agent’s own right or by one or more agents and contractors, all as the Agent, in its sole discretion, may deem advisable, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Agent may deem advisable.   The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Agent shall have the right to conduct such sales on any Grantor’s premises and shall have the right to use any Grantor’s premises without charge for such sales for such time or times as the Agent may see fit.  The Agent and any agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Agent or such agent or contractor).  Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein.  The Agent and/or any other Credit Party, or any of their respective Affiliates, may be the purchaser, licensee, assignee or recipient of all or any part of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale.  Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives, to the fullest extent permitted by Law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. To the fullest extent permitted by Law, each Grantor hereby waives any claims against the Agent and the other Credit Parties arising by reason of the fact that the price at which any Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

27

SECTION 8.2.          Notice of Sale. Each Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of Collateral shall be required by applicable Law and unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide such Grantor such advance notice as may be practicable under the circumstances), ten (10) days’ prior notice to such Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Grantor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying (as permitted under applicable Law) any right to notification of sale or other intended disposition.

SECTION 8.3.          Waiver of Notice and Claims. Each Grantor hereby waives, to the fullest extent permitted by applicable Law, notice or judicial hearing in connection with the Agent’s taking possession or the Agent’s disposition of any of the Collateral pursuant to this Security Agreement or the Credit Agreement, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Grantor would otherwise have under applicable Law, and each Grantor hereby further waives, to the fullest extent permitted by applicable Law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Law. The Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Grantor.

SECTION 8.4.          Certain Sales of Collateral.

(a)          Each Grantor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Grantor acknowledges that any such sales may be at prices and on terms less favorable to the Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable Law, the Agent shall have no obligation to engage in public sales.

28

(b)          Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities Laws, the Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to Persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Agent than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities Laws, even if such issuer would agree to do so.

(c)          If the Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Grantor shall from time to time furnish to the Agent all such information as the Agent may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(d)          Each Grantor further agrees that a breach of any of the covenants contained in this SECTION 8.4 will cause irreparable injury to the Agent and the other Credit Parties, that the Agent and the other Credit Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this SECTION 8.4 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 8.5.          No Waiver; Cumulative Remedies.

(i)          No failure on the part of the Agent to exercise, no course of dealing with respect to, and no delay on the part of the Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by Law.

29

(ii)         In the event that the Agent shall have instituted any proceeding to enforce any right, power or remedy under this Security Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Agent, then and in every such case, the Grantors, the Agent and each other Credit Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Agent and the other Credit Parties shall continue as if no such proceeding had been instituted.

SECTION 8.6.          Application of Proceeds. The proceeds received by the Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Agent of its remedies shall be applied, together with any other sums then held by the Agent pursuant to this Security Agreement, in accordance with and as set forth in Section 8.03 of the Credit Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.          Concerning Agent.

(i)          The Agent has been appointed as administrative agent and as collateral agent pursuant to the Credit Agreement. The actions of the Agent hereunder are subject to the provisions of the Credit Agreement. The Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Collateral), in accordance with this Security Agreement and the Credit Agreement. The Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such agents or attorneys-in-fact. The Agent may resign and a successor Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Agent by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent under this Security Agreement, and the retiring Agent shall thereupon be discharged from its duties and obligations under this Security Agreement. After any such retiring Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was the Agent.

30

(ii)         The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Agent nor any of the other Credit Parties shall have responsibility for, without limitation (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Agent or any other Credit Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral.

(iii)        The Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Security Agreement and its duties hereunder, upon advice of counsel selected by it.

(iv)        If any item of Collateral also constitutes collateral granted to the Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 9.2.           Agent May Perform; Agent Appointed Attorney-in-Fact. If any Grantor shall fail to perform any covenants contained in this Security Agreement or in the Credit Agreement (including, without limitation, such Grantor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Claims, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any other obligations of such Grantor with respect to any Collateral) or if any warranty on the part of any Grantor contained herein shall be breached, the Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Grantor fails to pay or perform as and when required hereby. Any and all reasonable amounts so expended by the Agent shall be paid by the Grantors in accordance with the provisions of SECTION 9.3 hereof. Neither the provisions of this SECTION 9.2 nor any action taken by Agent pursuant to the provisions of this SECTION 9.2 shall prevent any such failure to observe any covenant contained in this Security Agreement or any such breach of warranty from constituting an Event of Default. Each Grantor hereby appoints the Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, or otherwise, from time to time after the occurrence and during the continuance of an Event of Default in the Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement and the other Security Documents which the Agent may deem necessary to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

31

SECTION 9.3.          Expenses. Each Grantor will upon demand pay to the Agent the amount of any and all amounts required to be paid pursuant to Section 10.04 of the Credit Agreement.

SECTION 9.4.          Continuing Security Interest; Assignment. This Security Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon the Grantors, their respective successors and assigns, and (ii) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the other Credit Parties and each of their respective successors, transferees and permitted assigns. No other Persons (including, without limitation, any other creditor of any Grantor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Credit Party may assign or otherwise transfer any indebtedness held by it secured by this Security Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Credit Party, herein or otherwise, subject, however, to the provisions of the Credit Agreement.

SECTION 9.5.          Termination; Release. This Security Agreement, the Lien in favor of the Agent (for the benefit of itself and the other Credit Parties) and all other security interests granted hereby shall terminate with respect to all Secured Obligations (other than unasserted contingent indemnification Obligations) when (i) the Commitments shall have expired or been terminated and the L/C Issuer has no further obligation to issue Letters of Credit (as defined in the Credit Agreement) under the Credit Agreement, (ii) the principal of and interest on each Loan and all fees and other Secured Obligations (including, without limitation, all costs and expenses that are subject to reimbursement under SECTION 9.3, but other than unasserted contingent indemnification Obligations) shall have been indefeasibly paid in full in cash, and (iii) all Letters of Credit (as defined in the Credit Agreement) shall have (A) expired or terminated and have been reduced to zero, (B) been Cash Collateralized to the extent required by the Credit Agreement, or (C) been supported by another letter of credit in a manner reasonably satisfactory to the L/C Issuer and the Agent, provided, however, that (A) this Security Agreement, the Lien in favor of the Agent (for the benefit of itself and the other Credit Parties) and all other security interests granted hereby shall be reinstated if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by any Credit Party or any Grantor upon the bankruptcy or reorganization of any Grantor or otherwise, and (B) in connection with the termination of this Security Agreement, the Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Secured Obligations that may thereafter arise under Section 10.04 of the Credit Agreement.

32

(b)          The Collateral shall be released from the Lien of this Security Agreement in accordance with the provisions of this Security Agreement and the Credit Agreement. Upon termination hereof or any release of Collateral in accordance with the provisions of this Security Agreement and the Credit Agreement, the Agent shall, upon the request and at the sole cost and expense of the Grantors, assign, transfer and deliver to the Grantors, against receipt and without recourse to or warranty by the Agent, such of the Collateral to be released (in the case of a release) or all of the Collateral (in the case of termination of this Security Agreement) as may be in possession of the Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

(c)          At any time that the respective Grantor desires that the Agent take any action described in clause (b) of this SECTION 9.5, such Grantor shall, upon request of the Agent, deliver to the Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to clause (a) or (b) of this SECTION 9.5. The Agent shall have no liability whatsoever to any other Credit Party as the result of any release of Collateral by it as permitted (or which the Agent in good faith believes to be permitted) by this SECTION 9.5.

SECTION 9.6.          Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Grantor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Agent and the Grantors affected thereby. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Grantor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Security Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

33

SECTION 9.7.          Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Grantor, addressed to it at the address of the Lead Borrower set forth in the Credit Agreement and as to the Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other parties hereto complying as to delivery with the terms of this SECTION 9.7.

SECTION 9.8.          GOVERNING LAW. THIS SECURITY AGREEMENT and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this SECURITY Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.

SECTION 9.9.          CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)          EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender, or any Related Party of the foregoing in any way relating to this SECURITY Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECURITY AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

34

(b)          EACH GRANTOR AGREES THAT ANY ACTION COMMENCED BY ANY GRANTOR ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

(c)          EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.7. NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e)          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER INITIATED BY OR AGAINST ANY SUCH PERSON OR IN WHICH ANY SUCH PERSON IS JOINED AS A PARTY LITIGANT). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

35

SECTION 9.10.         Severability of Provisions. If any provision of this Security Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Security Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.11.         Execution in Counterparts; Effectiveness. This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Security Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Security Agreement.

SECTION 9.12.         No Credit for Payment of Taxes or Imposition. No Grantor shall be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and no Grantor shall be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Collateral or any part thereof.

SECTION 9.13.         No Claims against the Agent. Nothing contained in this Security Agreement shall constitute any consent or request by the Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Collateral or any part thereof, nor as giving any Grantor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 9.14.          No Release. Nothing set forth in this Security Agreement shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or shall impose any obligation on the Agent or any other Credit Party to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or shall impose any liability on the Agent or any other Credit Party for any act or omission on the part of such Grantor relating thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Security Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith. The obligations of each Grantor contained in this SECTION 9.14 shall survive the termination hereof and the discharge of such Grantor’s other obligations under this Security Agreement, the Credit Agreement and the other Loan Documents.

36

SECTION 9.15.         Obligations Absolute. All obligations of each Grantor hereunder shall be absolute and unconditional irrespective of:

(i)          any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor;

(ii)         any lack of validity or enforceability of the Credit Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv)        any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v)         any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of SECTION 9.6 hereof; or

(vi)        any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Grantor (other than the termination of this Security Agreement in accordance with SECTION 9.5(a) hereof).

SECTION 9.16.         Amendment and Restatement. This Security Agreement is an amendment and restatement of the Existing Security Agreement. This Security Agreement is in no way intended to constitute a novation of the Existing Security Agreement or the Obligations (as defined in the Existing Credit Agreement) existing under the Existing Credit Agreement and Existing Security Agreement. With respect to (i) any date or time period occurring and ending prior to the Third Restatement Date, the Existing Security Agreement and the other Loan Documents shall govern the respective rights and obligations of any party or parties hereto also party thereto and shall for such purposes remain in full force and effect; and (ii) any date or time period occurring or ending on or after the Third Restatement Date, the rights and obligations of the parties hereto shall be governed by this Security Agreement (including, without limitation, the schedules hereto) and the other Loan Documents. From and after the Third Restatement Date, the provisions of this Security Agreement shall prevail in the event of any conflict or inconsistency between such provisions and those of the Existing Security Agreement. Any security granted pursuant to or in connection with the Existing Credit Agreement and the other Loan Documents (whether pursuant to the Existing Security Agreement or otherwise) shall continue to secure the obligations of the Grantors arising pursuant to or in connection with the Credit Agreement (including all such obligations arising initially pursuant to or in connection with the Existing Credit Agreement and the other Loan Documents).

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

37

IN WITNESS WHEREOF, the Grantors and the Agent have caused this Security Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

LUMBER LIQUIDATORS, INC., as a Grantor

By:	/s/ Gregory A. Whirley, Jr.
Name:	Gregory A. Whirley, Jr.
Title:	Interim Chief Financial Officer and Treasurer

LUMBER LIQUIDATORS SERVICES, LLC, as a Grantor

By:	LUMBER LIQUIDATORS, INC., its Manager

By:	/s/ Gregory A. Whirley, Jr.
Name:	Gregory A. Whirley, Jr.
Title:	Interim Chief Financial Officer and Treasurer

LUMBER LIQUIDATORS HOLDINGS, INC., as a Grantor

By:	/s/ Gregory A. Whirley, Jr.
Name:	Gregory A. Whirley, Jr.
Title:	Interim Chief Financial Officer

LUMBER LIQUIDATORS LEASING, LLC, as a Grantor

By:	LUMBER LIQUIDATORS, INC., its Manager

By:	/s/ Gregory A. Whirley, Jr.
Name:	Gregory A. Whirley, Jr.
Title:	Interim Chief Financial Officer and Treasurer

Signature Page to Security Agreement

LUMBER LIQUIDATORS PRODUCTION, LLC, as a Grantor

By:	LUMBER LIQUIDATORS SERVICES, LLC, its Manager

	By:	LUMBER LIQUIDATORS, INC., its Manager

By:	/s/ Gregory A. Whirley, Jr.
Name:	Gregory A. Whirley, Jr.
Title:	Interim Chief Financial Officer and Treasurer

LUMBER LIQUIDATORS FOREIGN HOLDINGS, LLC, as a Grantor

By:	LUMBER LIQUIDATORS HOLDINGS, INC., its Manager

By:	/s/ Gregory A. Whirley, Jr.
Name:	Gregory A. Whirley, Jr.
Title:	Interim Chief Financial Officer

LUMBER LIQUIDATORS FOREIGN OPERATIONS, LLC, as a Grantor

By:	LUMBER LIQUIDATORS FOREIGN HOLDINGS, LLC, its Manager

	By:	LUMBER LIQUIDATOR HOLDINGS, INC., its Manager

By:	/s/ Gregory A. Whirley, Jr.
Name:	Gregory A. Whirley, Jr.
Title:	Interim Chief Financial Officer

Signature Page to Security Agreement

BANK OF AMERICA, N.A., as Agent

By:	/s/ Matthew Potter
Name:	Matthew Potter
Title:	Vice President

EXHIBIT 1

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of _________, is delivered pursuant to SECTION 5.1 of that certain Third Amended and Restated Security Agreement dated as of August 17, 2016 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), made by (i) LUMBER LIQUIDATORS, INC., a Delaware corporation, as lead borrower for itself and the other Borrowers (the “Lead Borrower”), (ii) THE OTHER BORROWERS party thereto from time to time (together with the Lead Borrower, the “Borrowers), and (iii) THE GUARANTORS party thereto from time to time (the “Guarantors”), as pledgors, assignors and debtors (the Borrowers, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Grantors,” and each, a “Grantor”), in favor of BANK OF AMERICA, N.A., having an office at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, in its capacities as administrative and collateral agent for the Credit Parties, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Interests and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Collateral and shall secure all Secured Obligations.

PLEDGED Interests

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ],
as Grantor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

SCHEDULE I

Intercompany Notes

Amended and Restated Revolving Promissory Note dated as of August 15, 2016 made by Lumber Liquidators Foreign Holdings, LLC in favor of Lumber Liquidators Services, LLC in the initial principal amount of $7,500,000.

SCHEDULE II

Filings, Registrations and Recordings

Filing of each of the following UCC financing statements naming the applicable Grantor, as debtor, in the applicable filing office shown below:

Name of Grantor	Filing Office

Lumber Liquidators, Inc.	Office of the Secretary of State of Delaware
Lumber Liquidators Services, LLC	Office of the Secretary of State of Delaware
Lumber Liquidators Holdings, Inc.	Office of the Secretary of State of Delaware
Lumber Liquidators Leasing, LLC	Office of the Secretary of State of Delaware
Lumber Liquidators Production, LLC	Office of the Secretary of State of Delaware
Lumber Liquidators Foreign Holdings, LLC	Office of the Secretary of State of Delaware
Lumber Liquidators Foreign Operations, LLC	Office of the Secretary of State of Delaware

Filing of the Grant of Security Interest in Trademarks with the United States Patent and Trademark Office.

SCHEDULE III

Pledged Interests

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
Lumber Liquidators Holdings, Inc.	Lumber Liquidators, Inc.	Corporation	100	100	100%	1
Lumber Liquidators, Inc.	Lumber Liquidators Leasing, LLC	Limited Liability Company	N/A	N/A	100%	N/A
Lumber Liquidators, Inc.	Lumber Liquidators Services, LLC	Limited Liability Company	N/A	N/A	100%	N/A
Lumber Liquidators Services, LLC	Lumber Liquidators Production, LLC	Limited Liability Company	N/A	N/A	100%	N/A
Lumber Liquidators Holdings, Inc.	Lumber Liquidators Foreign Holdings, LLC	Limited Liability Company	N/A	N/A	100%	N/A
Lumber Liquidators, Inc.	Lumber Liquidators Foreign Operations, LLC	Limited Liability Company	N/A	N/A	100%	N/A
Lumber Liquidators Foreign Holdings, LLC	Lumber Liquidators Luxembourg S.à r.l.	Société à Responsabilité Limitée	TBD	TBD	65%	TBD